Exhibit 10.17

NOTE AND WARRANT PURCHASE AGREEMENT

BROOKE CREDIT CORPORATION

$45,000,000 Principal Amount

Senior Secured Notes

Due April 30, 2013

Warrants for Common Stock

October 31, 2006

October 31, 2006

To the Purchasers named on Exhibit A hereto

(collectively, the “Purchasers”)

Dear Sirs:

The undersigned, Brooke Credit Corporation, a Kansas corporation (the “Company”) proposes to issue and sell to the Purchasers for cash (i) $45,000,000 principal amount of their Senior Secured Notes due April 30, 2013 (the “Notes”) and (ii) Warrants (as defined in Exhibit B hereto) to purchase Common Stock in the Company.

The Notes and Warrants will be issued pursuant to and subject to the terms and conditions of this Agreement. The Notes and the Warrants, and the respective holders thereof, shall each be entitled to the continuing agreements and rights set forth herein and in the Warrants, but shall otherwise in all respects be separable and may be transferred, sold, modified or otherwise held or dealt in as independent instruments in accordance with the terms thereof.

PREAMBLE

WHEREAS, the Purchasers are willing to purchase the Notes and Warrants on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in connection with the issuance of the Notes and Warrants, the Company agrees with the Purchasers, and each Purchaser severally agrees with the Company as follows:

SECTION 1. DEFINITIONS.

Capitalized terms used herein and not otherwise defined herein shall have the meanings given thereto in Exhibit B hereto.

SECTION 2. PURCHASE AND SALE OF NOTES AND WARRANTS.

2.1 Notes.

(a)The Company has authorized the issuance of Senior Secured Notes to the Purchasers, in the aggregate principal amount of $45,000,000.00 (and allocated among the Purchasers in the amounts set forth on Exhibit A and evidenced by a separate Note to each Purchaser as such). Each Senior Secured Note shall have a maturity date of April 30, 2013 (the “Maturity Date”) and be in the form set forth as Exhibit C attached hereto (referred to herein individually as a “Note” and collectively as the “Notes”, which terms shall also include any notes delivered in exchange therefore or replacement thereof).

(b) Subject to and in reliance upon the representations, warranties and terms in this Agreement and upon satisfaction of the conditions described in Section 5, the Purchasers agree, severally and not jointly, to purchase the aggregate principal amount of $45,000,000 of Notes, which purchase shall take place at the Closing. No Purchaser shall be responsible for any failure by another Purchaser to fund its share of the Notes at the Closing.

(c) At the Closing the Company will issue the Notes upon satisfaction of the conditions described in Section 5, in the applicable principal amounts, payable to the Purchasers, respectively, against receipt of immediately available funds by wire transfer to an account or accounts designated by the Company prior to the Closing.

2.2 Warrants. The Company agrees to sell to the Purchasers, on the Closing Date, Warrants to purchase Common Stock of the Company representing in the aggregate five percent (5.0%) of the Company’s Common Stock on a fully diluted basis (assuming the full exercise or conversion of all warrants, options and other securities of the Company). The specific percentage with respect to each Purchaser shall be as set forth opposite each such Purchaser’s name on Exhibit A hereto. The Warrants shall be issued pursuant to this Agreement and each Warrant shall be in the form of Exhibit D hereto.

2.3 Payment of Purchase Price. The purchase price for the Notes and Warrants shall be payable on the Closing Date (with respect to the applicable Notes and the Warrants) in cash by wire transfer of immediately available funds pursuant to the Company’s written instructions.

2.4 Tax Reporting. The Company and the Purchasers, having adverse interests and as a result of arms-length bargaining, agree that (i) neither the Purchasers nor any of their respective officers, directors, representatives, partners, members or employees has rendered or has agreed to render any services to the Company in connection with this Agreement or the issuance of the Notes and Warrants; (ii) the Warrants are not being issued as compensation; and (iii) for the purposes and within the meaning of Section 1273(c)(2) of the Code the issue price of the Notes to be sold at the Closing is the aggregate face value of such Notes and the issue price of the Warrants to be sold at the Closing is $2,532,000. The Company and the Purchasers acknowledge that this allocation is based on the relative fair market values of the Notes and Warrants. The Company and the Purchasers recognize that this Agreement determines the original issue discount to be taken into account by the Company and the Purchasers for federal income tax purposes on the Notes and they agree to adhere to this Agreement for such purposes. For federal, state and local tax purposes, the Company and the Purchasers agree to take reporting and other positions with respect to the Notes and Warrants which are consistent with the purchase price of the Notes and Warrants set forth herein.

2.5 Manner of Payment. All payments and prepayments of principal or premium, if any, and interest on the Notes, and all fees and other payments due under the Purchaser Documents, shall be made without setoff or counterclaim to the Purchasers (or any other party, in the case of such fees and other payments) by wire transfer or other transfer or delivery of funds, in accordance with each Purchaser’s (or other party’s) instructions from time to time, so that such funds are received by and available to the Purchasers (or other party, as the case may be) on or before the due date of each such payment. Any principal, interest or other amount payable under the Purchaser Documents that becomes due on a day that is not a Business Day shall be payable on the next Business Day.

2.6 Taxes.

(a) Any and all payments and deposits required to be made hereunder or under any other Purchaser Document by the Company shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on any of the Purchasers or any of their respective Approved Funds (each an “Affected Party”) by the state or foreign jurisdiction under the laws of which such Affected Party is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Reimbursable Taxes”). If the Company or any Affected Party shall be required by law to deduct any Reimbursable Taxes from or in respect of any sum payable hereunder to any Affected Party, (i) the Company shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company or the Affected Party, as the case may be, shall make such deductions and (iii) the Company or the Affected Party, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Requirements of Law.

(b) In addition, the Company agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Purchaser Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Purchaser Document (hereinafter referred to as “Other Taxes”).

(c) The Company will indemnify each Affected Party for the full amount of Reimbursable Taxes or Other Taxes (including, without limitation, any Reimbursable Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.6) paid by such Affected Party and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Reimbursable Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date the Affected Party makes written demand therefor. A certificate as to the amount of such indemnification submitted to the Company by such Affected Party, setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.

(d) Each Funding Source who is organized outside the United States shall, prior to the date hereof (or, in the case of any Person who becomes a Funding Source after the date hereof, prior to the date on which it so becomes a Funding Source), deliver to the Company and the other Purchasers such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Funding Source establishing that such payment is (i) not subject to withholding under the Code because such payment is: (A) effectively connected with the conduct by such Funding Source of a trade or business in the United States or (B) subject to the portfolio interest exemption from withholding within the meanings of Sections 871(h) and 881(c) of the Code or (ii) totally exempt from United States tax under a provision of an applicable tax treaty.

Each such Funding Source that changes its funding office shall promptly notify the Company and the other Purchasers of such change and, upon written request from the Company or any other Purchaser, shall deliver any new certificates, documents or other evidence required pursuant to the preceding sentence prior to the immediately following due date of any payment by the Company hereunder. Unless the Company and the Purchasers have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax, notwithstanding paragraph (a), the Company or the applicable Purchaser shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Funding Source organized under the laws of a jurisdiction outside the United States.

(e) The Company shall not be required to pay any amounts to any Affected Party in respect of Reimbursable Taxes and Other Taxes pursuant to paragraphs (a), (b) and (c) above if the obligation to pay such amounts would not have arisen but for a failure by such Affected Party to comply with the provisions of paragraph (d) above unless such Affected Party is unable to comply with paragraph (d) because of (i) a change in Requirements of Law or the official interpretation thereof or (ii) an amendment, modification or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the date hereof (or, in the case of any Person who became an Affected Party after the date hereof, after the date on which it so became an Affected Party).

SECTION 3. TERMS OF THE NOTES; USE OF PROCEEDS.

3.1 Terms of the Notes.

(a) Optional Prepayments. The Company shall have the right at any time after the third (3rd) anniversary of the Closing Date and from time to time thereafter, upon at least 5 Business Days prior written notice to the Purchasers, to prepay the Notes in whole or in part, in an amount specified in such notice, by payment of the principal amount of the Notes (or portion thereof) to be prepaid, together with accrued interest thereon to the date of such prepayment (attributable to the portion of the Notes being prepaid) plus a premium equal to the applicable percentage of the principal amount to be prepaid (the “Optional Redemption Amount”), determined as follows:

If Prepaid During 12 Month Period Ending On:	Applicable Percentage
the fourth anniversary of the Closing Date	6.0%
the fifth anniversary of the Closing Date	3.0%
Thereafter	0%

Any optional partial prepayment of the Notes shall be in the aggregate principal amount of not less than $15,000,000, or any greater amount which is a multiple of $1,000,000. Each notice of prepayment shall be irrevocable. Partial prepayments of the Notes made as provided in this Section 3.1(a) shall, to the extent thereof, be applied as set forth in Section 3.1(g).

(b) Mandatory Prepayments Pursuant to Offer to Purchase. The Company shall provide the holders of the Notes with notice and an offer to purchase (a) all of the outstanding Notes five (5) Business Days prior to the occurrence of any Mandatory Repurchase Event or (b) a portion of the Notes within five (5) Business Days after the occurrence of an Extraordinary Event, in an amount equal to the amount of the Extraordinary Receipt received by the Company from such Extraordinary Event. The notice shall describe in reasonable detail the nature of the Extraordinary Event and offer each holder the irrevocable right, at each such holder’s option, to require the Company to prepay (at the Optional Redemption Amount or the Change of Control Premium, as applicable) the Notes in part or in full, together with accrued interest thereon to the date of such prepayment. If the Company does not purchase the Notes in connection with the occurrence of a Mandatory Repurchase Event with respect to the Parent, within the time period provided herein, then the Parent shall be obligated hereunder to promptly purchase the Notes on the terms set forth herein.

(c) Interest. Subject to Section 3.1(d) below, interest on the Notes shall accrue at the Interest Rate for each Interest Period, payable in cash in arrears on the last day of such Interest Period (each such date, an “Interest Payment Date”). Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. Interest will accrue through the last day of the Interest Period and be payable on the last day of the Interest Period or if the last day of the Interest Period is not a Business Day, then payment will be made on the next succeeding Business Day.

(d) Default Rate of Interest. If there exists any Default or Event of Default, the Notes shall bear interest thereafter at the rate of three percent (3.0%) per annum in excess of the rate specified in Section 3.1(c) above until the date on which such Default or Event of Default is waived (or in the case of a Default that has not matured into an Event of Default, such Default is cured); provided, however, notwithstanding the foregoing, in the case of a Default or Event of Default under Sections 6.16, 8.1(a) or 8.1(k), then the Notes shall bear interest thereafter at the rate of five percent (5.0%) per annum in excess of the rate specified in Section 3.1(c) above until such overdue principal or interest or other amount is paid in full or the date on which such Default or Event of Default is waived (or in the case of a Default that has not matured into an Event of Default, such Default is cured).

(e) Maximum Legal Rate of Interest. Nothing in this Agreement or in the Notes shall require the Company to pay interest at a rate in excess of the maximum rate permitted by Requirements of Law. If, due to any circumstance whatsoever, the payment of interest shall exceed the maximum rate permitted by Requirements of Law, then, the rate of interest shall be reduced to such lawful limit, and, if the Purchasers shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum rate permitted by Requirements of Law, then such excess shall be applied in accordance with Section 3.1(g), and if the then remaining excess interest is greater than the previously unpaid principal balance of the Notes, the Purchasers shall promptly refund such excess amount to the Company and the provisions of this Agreement shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.1(e) shall control to the extent any other provision of any Purchaser Document is inconsistent herewith.

(f) Scheduled Repayment of Principal. The outstanding principal amount of the Notes, if any, together with all accrued interest and other fees, charges and amounts related thereto, shall be repaid in full on the Maturity Date. Notwithstanding anything to the contrary contained in this Section 3.1(f), if (1) the Notes remain outstanding after the fifth (5th) anniversary of the initial issuance thereof and (2) the aggregate amount of the accrued but unpaid interest on the Notes (including any “original issue discount” with respect to the Notes) as of a Testing Date (as hereinafter defined) occurring after such fifth (5th) anniversary exceeds an amount equal to the Maximum Accrual (as hereinafter defined), then all such accrued but unpaid interest (including any “original issue discount” with respect to the Notes) on the Notes as of such time in excess of an amount equal to the Maximum Accrual shall be paid in cash by the Company to the holders thereof on such Testing Date, it being the intent of the parties hereto that the deductibility of interest under the Notes shall not be limited or deferred by reason of Section 163(i) of the Code. For these purposes, the “Maximum Accrual” is an amount equal to the product of such Notes’ issue price (as defined in Code Sections 1273(b) and 1274(a)) and their yield to maturity, and a “Testing Date” is any Interest Payment Date and the date on which any “accrual period” (within the meaning of Section 1272(a)(5) of the Code) closes.

(g) Application of Payments. All cash payments received in respect of the Notes shall be applied (to the extent thereof) as follows: (i) first, to all reasonable costs and expenses of the Purchasers that are payable by the Company hereunder, (ii) second, to accrued and unpaid interest on the Notes, (iii) third, to any prepayment premium due as a result of such payment, and (iv) fourth, to the payment of the then outstanding principal balance of the Notes. Unless otherwise agreed among the holders of the Notes, and evidenced in writing to the Company prior to the payment date, all payments applied pursuant to clauses (i), (ii), (iii) or (iv) above shall be applied among the Notes pro rata based on the principal amount of the Notes outstanding and held by each holder thereof.

(h) Between Note Holders and Subordination Agreements. The Company agrees to acknowledge and abide by the terms and conditions of any allocation, participation, sharing or subordination agreements now or hereafter entered into between and among the holders of the Notes, or between the holders of the Notes and any other creditor of the Company, and shall join in any such agreements at the request of the holders of the Notes.

(i) No Acquisition of Notes. The Company shall not and shall not permit any Subsidiary or Affiliate to purchase, redeem, prepay, tender for or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the repurchase or prepayment of the Notes in accordance with the other terms of this Section 3.1. The Company will promptly cancel any Notes acquired by it or any of its Subsidiaries or Affiliates pursuant to any purchase, redemption, prepayment or tender for the Notes pursuant to any provision of this Agreement or otherwise and no Notes may be issued in substitution or exchange for any such Notes.

3.2 Use of Proceeds. The Company will use the proceeds of the sale of the Notes solely for (a) payment in full of any and all Existing Over-Collateralization Loan Facilities in the amounts as set forth on Exhibit E, (b) to fund the advance to the Parent under the Parent Promissory Note, (c) for a period beginning on the Closing Date and ending 270 days thereafter (i) to repurchase Loans previously sold to Participating Lenders pursuant to Participation Agreements; provided, that, all such Loans repurchased within the aforementioned period are sold prior to the end of such 270 day period and (ii) to finance the origination of Loans on the balance sheet of the Company, (d) for the period beginning after 270 days from the Closing Date and until the Maturity Date, to exclusively finance the origination of Loans on the balance sheet of the Company, and (e) to pay Transaction Expenses. In no event shall the proceeds be used to pay principal with respect to any Indebtedness of the Company to its shareholders or Affiliates.

3.3 Increased Costs. If after the date hereof, any Affected Party shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation or any accounting principle (including, without limitation, any applicable law, rule or regulation or accounting principle regarding or affecting capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority or accounting body charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such Governmental Authority or accounting body (a “Regulatory Change”): (i) which subjects any Affected Party to any charge or withholding on or with respect to any Purchaser Documents or an Affected Party’s obligations under any Purchaser Document, or on or with respect to the Notes, or changes the basis of taxation of payments to any Affected Party of any amounts payable under any Purchaser Document (except for changes in the rate of tax on the overall net income of an Affected Party) or (ii) which imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Affected Party, or credit extended by a Affected Party pursuant to any Purchaser Document or (iii) which imposes any other condition the result of which is to increase the cost to an Affected Party of performing its obligations under any Purchaser Document, or to reduce the rate of return on an Affected Party’s capital as a consequence of its obligations under any Purchaser Document, or to reduce the amount of any sum received or receivable by a Affected Party under any Purchaser Document or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Purchasers by the submission of the certificate described below, the Company shall pay to the Affected Party, such amounts as are necessary to compensate such Affected Party for such increased cost, reduction or payment. A certificate from the relevant Affected Party setting forth in reasonable detail the amounts so required to compensate such Affected Party submitted to the Company shall be conclusive and binding for all purposes, absent manifest error.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Purchasers to enter into this Agreement and to purchase the Notes and Warrants, each of the Representing Parties, individually and not jointly or severally, hereby represent and warrant, as applicable, with respect to itself and not with respect to any other Representing Party, to the Purchasers that, except as specifically disclosed on a Schedule to this Agreement or in an SEC Report prior to the date hereof, as of the Closing:

4.1 Organization and Corporate Power.

(a) Each Representing Party is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. Each Representing Party has all requisite corporate power and authority to own its properties, to carry on its business as presently conducted, to enter into and perform the Purchaser Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. Each Representing Party is duly licensed or qualified to do business as a foreign corporation, limited liability company, partnership, limited liability partnership or limited partnership in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to be so licensed or qualified would not have, or be reasonably likely to have, a Material Adverse Effect. Each Representing Party is not in violation of any material term or provision of its Articles of Incorporation (the “Articles of Incorporation”) or by-laws (the “By-laws”), or any other Organizational Documents, each as in effect as of this date.

4.2 Authorization and Non-Contravention. The Purchaser Documents to which each Representing Party is a party are valid and binding obligations thereof (to the extent such Representing Party is a party thereto) and enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors’ rights generally. The execution, delivery and performance of the Purchaser Documents, and the sale and delivery of the Notes and Warrants in accordance with this Agreement have been duly authorized by all necessary corporate or other action of each Representing Party. The execution, delivery and performance of the Purchaser Documents, including, without limitation, the sale and delivery of the Notes and Warrants in accordance with this Agreement, and the performance of any transactions contemplated by the Purchaser Documents will not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any material contract or obligation to which such Representing Party is a party or by which it or its assets are bound, or any provision of the Articles or By-Laws or any of the Organizational Documents of such Representing Party, or cause the creation of any lien or encumbrance upon any of the assets of such Representing Party; (ii) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by any court or other governmental agency applicable to such Representing Party; (iii) require from such Representing Party any notice to, declaration or filing with, or consent or approval (that has not already been obtained) of any governmental authority or other third party other than pursuant to federal or state securities or blue sky laws; or (iv) accelerate any material obligation under, or give rise to a right of termination of, any material agreement, permit, license or authorization to which such Representing Party is a party or by which it is bound.

4.3 Authorized and Outstanding Stock. Immediately prior to the consummation of the transactions to be effected at the Closing, the authorized Capital Stock of the Company will consist of (i) 50,000,000 shares of its Common Stock, par value $.01 per share of which 5,650,000 shares are issued and outstanding (the “Common Stock”). Immediately prior to the consummation of the transactions contemplated hereby, the outstanding shares of Common Stock of the Company will be held beneficially and of record by the Company. Schedule 4.3 sets forth the name of each holder of options and warrants for Common Stock, the number of shares for which such options and warrants are exercisable with respect to each holder, along with the applicable vesting schedule, if any, and the exercise price. Except as disclosed in Schedule 4.3 and pursuant to the Purchaser Documents, there are no outstanding subscriptions, options, warrants, phantom rights, commitments, agreements, arrangements or commitments of any kind for or relating to the issuance, or sale of, or outstanding securities convertible into or exchangeable for, any shares of Common Stock of any class or other equity interests of the Company. Except as set forth in Schedule 4.3, the Company has no obligation to purchase, redeem, or otherwise acquire any of its Common Stock or any interests therein. After giving effect to the transactions contemplated hereby, all of the outstanding shares of Common Stock of the Company will have been duly and validly authorized and issued and will be fully paid and non-assessable. The offer, issuance, sale and delivery of the Notes and Warrants (and the shares of Common Stock issuable upon conversion or exercise thereon) are or will be, as applicable, exempt from the registration requirements of the Securities Act, as amended and the qualification or registration provisions of applicable state securities laws. Neither the Company nor its authorized agents will take any action that would cause the loss of such exemption. The relative rights, preferences and other terms relating to the Common Stock are as set forth in the Articles attached as Exhibit F hereto, and such rights and preferences are valid and enforceable under Kansas law. There are no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company’s Common Stock, other than rights set forth herein or in the Articles of Incorporation. Other than the rights set forth in the Purchaser Documents or in Schedule 4.3, there are no rights to have the Company’s Common Stock registered for sale to the public pursuant to the laws of any jurisdiction, and there are no agreements of which the Company is aware, other than the Purchaser Documents, relating to the voting of the Company’s Common Stock or restrictions on the transfer of the Company’s Common Stock. The Company will at all times have authorized, and reserve and keep available, free from pre-emptive rights, shares of Common Stock for the purpose of enabling it to satisfy any obligation to issue Common Stock upon any exercise of the Warrants.

4.4 Subsidiaries. Except as set forth in Schedule 4.4, the Representing Parties do not have any Subsidiaries or joint ventures. Each Subsidiary, Insignificant Subsidiary and SPE set forth on Schedule 4.4 is wholly owned by the appropriate Representing Party, as applicable.

4.5 Financial Statements. The Company has delivered to the Purchasers the following financial statements together with Projections, copies of which are attached hereto as Schedule 4.5:

(a) Audited consolidated balance sheets of the Company for its fiscal years ended December 31, 2005 (the “Base Balance Sheet”), 2004 and 2003 and statements of income, retained earnings and cash flows for the three years then ended.

(b) An unaudited consolidated balance sheet of the Company as of September 30, 2006 and statements of income, retained earnings and cash flows for the periods then ended, certified by the Chief Financial Officer and Treasurer of the Company.

Said financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied consistently during the periods covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of the Company and each of its consolidated Subsidiaries at the dates of said statements and the results of its operations for the periods covered thereby, subject to the lack of normal year end adjustments and accruals as well as footnotes and other presentation items in the case of any such financial statements that are unaudited.

The Projections previously provided to the Purchasers and attached hereto in Schedule 4.5 represent estimates of the performance of the Company and each of its Subsidiaries for the periods stated therein based upon assumptions which were believed to be reasonable when made and continue to be reasonable as of the date hereof; provided, however, that the foregoing is not a guarantee that such projections will be achieved. The Projections are based upon estimates and assumptions stated therein, all of which the Company believes to be reasonable and fair in light of current conditions and current facts known to the Company and, as of the Closing Date, reflect the Company’s good faith and reasonable estimates of the future financial performance of the Company and of the other information projected therein for the period set forth therein. The Company can provide no assurance that the estimates and assumptions on which the Projections are based will prove to be accurate. Moreover, the Projections are subject to significant risks and uncertainties, many of which are beyond the Company’s control.

4.6 Absence of Undisclosed Liabilities. Except as stated or adequately reserved against in the Financial Statements included in Schedule 4.5, or incurred as a result of or arising out of the transactions contemplated under the Purchaser Documents, the Representing Parties do not have any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, that has or is reasonably likely to have, a Material Adverse Effect. Except as set forth on Schedule 4.5, the Representing Parties do not have any liability for any unpaid dividend or distribution. The Representing Parties have not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any Indebtedness of any other Person other than Affiliates.

4.7 Absence of Certain Developments. Except as set forth in Schedule 4.7, since the date of the Base Balance Sheet, the Representing Parties, have conducted their business only in the ordinary course consistent with past practice and, except for general industry and economic conditions, there has been (i) no material change in the condition (financial or otherwise) of the Representing Parties or in their assets, liabilities or business of the Representing Parties; (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the Capital Stock of the Representing Parties; (iii) no waiver of any valuable right of the Representing Parties or cancellation of any material debt or claim held by the Representing Parties; (iv) no material increase in the compensation paid or payable to any officer, director, employee or agent of the Representing Parties; (v) no material loss, destruction or damage to any property of the Representing Parties, whether or not insured; (vi) no labor dispute involving the Representing Parties and no change in the personnel of the Representing Parties or the terms and conditions of their employment; (vii) no acquisition or disposition of any material assets (or any contract or arrangement therefore), including any of the Representing Parties’ Intellectual Property Rights (as defined in Section 4.11 below), except in the ordinary course of business nor any other transaction by the Representing Parties otherwise than for fair value in the ordinary course of business; (viii) no change in accounting methods or practices of the Representing Parties; (ix) no loss or, to the Knowledge of the Representing Parties, any development (except for any widely known general political or economic development) that is expected to result in a loss, of any significant supplier, customer, distributor or account of the Representing Parties (other than losses following the completion in the ordinary course of business of specific projects for customers); (x) no amendment or termination of any of the material terms of any contract or agreement to which any of the Representing Parties are a party or by which any are bound; (xi) no borrowing, guarantees or incurrence of any other indebtedness and (xii) no commitment (contingent or otherwise) to do any of the foregoing.

4.8 Litigation. Except as set forth in Schedule 4.8, there is no litigation or governmental proceeding currently pending or, threatened in writing, by or against the Representing Parties or affecting any of the Representing Parties’ properties or assets, or against any officer, key employee or stockholder (except in the case of the Parent) of the Representing Parties in his or her capacity as such, nor, to the Knowledge of the Representing Parties, has there occurred any event nor does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted with any substantial chance of a material recovery except for (a) de minimis errors and omissions claims against any one of the Representing Parties, (b) collection and related matters arising in the ordinary course of business in which any one of the Representing Parties is the plaintiff and (c) litigation matters arising in the ordinary course of business and which are covered by insurance, including without limitation, errors and omissions insurance. Neither the Representing Parties, nor any officer, key employee or stockholder (except in the case of the Parent) in his or her capacity as such is, a party to or in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency which may have a Material Adverse Effect. Schedule 4.8 includes a description of all litigation, claims, proceedings or, to the Knowledge of the Representing Parties, investigations involving the Representing Parties or any of their officers, directors, stockholders (except in the case of the Parent) or key employees in connection with the business of the Representing Parties occurring, arising or existing during the past twelve (12) months, except for (a) collection and related matters arising in the ordinary course of business in which any one of the Representing Parties is the plaintiff and (b) litigation matters arising in the ordinary course of business and which are covered by insurance.

4.9 Tax Matters.

(a) Except for Taxes of up to $200,000 in the aggregate, (“Insignificant Taxes”), the Representing Parties have paid all federal, state, local, foreign or other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, withholding taxes, stamp taxes, transfer and property taxes, or other tax of any kind whatsoever, whether or not measured in whole or in part by net income, including any interest, penalty, or addition thereto, whether disputed or not (collectively, “Taxes”) required to be paid by it through the date hereof.

(b) All Taxes and other assessments and levies which the Representing Parties are required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities when due.

(c) Except for Insignificant Taxes, the Representing Parties have, in accordance with applicable law, timely and properly filed all federal, state, local and foreign tax returns, declarations, reports, claims for refund, information returns or statements relating to Taxes (collectively, “Tax Returns”) required to be filed by it through the date hereof. All Tax Returns filed by or on behalf of the Parent or any of its Subsidiaries were correct and complete in all material respects.

(d) Except as set forth in Schedule 4.9, neither the Internal Revenue Service nor any other governmental authority is now asserting or threatening to assert against any Representing Party for any deficiency or claim for additional Taxes.

(e) Except as set forth in Schedule 4.9, no claim has ever been made in writing by an authority in a jurisdiction where the Representing Parties do not file Tax Returns that any Representing Party is or may be subject to taxation by that jurisdiction.

(f) The Representing Parties have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) There are no liens or other security interests encumbering any of the assets of the Representing Parties that arose in connection with any failure (or alleged failure) to pay any Taxes (except where such security interests arise as a matter of law prior to the due date for paying the related Taxes).

(h) Except as set forth on Schedule 4.9, there has never been any audit of any Tax Return filed by any Representing Party, no such audit is in progress and none of the Representing Parties have been notified by any Tax authority that any such audit is contemplated or pending.

(i) No Representing Party has made any payments, is obligated to make any payments, and is a party to any contract, plan or agreement, including, but not limited to, this Agreement, that could obligate it to make any payments that could be treated as an excess parachute payment subject to Section 280G of the Code.

(j) Except as set forth on Schedule 4.9, no Representing Party is a party to any Tax allocation, Tax sharing or similar agreement.

(k) Except as set forth on Schedule 4.9, no Representing Party is or has been a member of an affiliated group filing a consolidated federal income Tax Return. The Representing Parties do not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law). The Representing Parties do not have any liability for the Taxes of any other Person as a transferee or successor, by contract, or otherwise.

(l) The Representing Parties are and have been at all times an accrual method taxpayer. The Representing Parties have not been and will not be required to include any adjustment in income subject to Tax for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

(m) The unpaid Taxes of the Representing Parties (i) did not, as of the month end of the interim period, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Base Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the date of the Closing if calculated in accordance with GAAP and the past custom and practice of the Representing Parties in filing Tax Returns.

4.10 Title to Properties. Schedule 4.10 lists all real and personal property used in or necessary to the conduct of the Company’s and each of its Subsidiaries’ businesses. The Company and its Subsidiaries have good and marketable title of record to all of its owned real property and a valid and enforceable leasehold interest in all of its leased real property, free and clear of all liens, restrictions and encumbrances other than Permitted Liens. The Company and its Subsidiaries have good title to or a valid and enforceable leasehold interest in all material personal property used in or necessary to their business, and the same is in good condition and repair in all material respects (ordinary wear and tear excepted). Other than as identified on Schedule 4.10, none of the properties and assets of the Company and its Subsidiaries are subject to any Liens other than Permitted Liens. No Representing Party is in violation in any material respect of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has any Representing Party received written notice of any violation with which it has not complied in all material respects.

4.11 Intellectual Property

(a) Schedule 4.11 sets forth all of the Company and its Subsidiaries’ intellectual property assets (the “Intellectual Property Assets”), including all patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented), trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration, copyrights in both published and unpublished works, know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, and goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

(b) The Intellectual Property Assets:

(i) are subsisting, in full force and effect, have not been terminated, cancelled, expired, or abandoned, and is valid and enforceable;

(ii) have been prosecuted in accordance with all applicable law;

(iii) have been protected with adequate safeguards and security to maintain any trade secrets, and confidential or proprietary information;

(iv) are not, to the Knowledge of the Company and its Subsidiaries, the subject of any third party challenge, whether judicial, administrative or otherwise, as to ownership, registerability, validity or enforceability;

(v) have not been the subject of any written notice alleging that such assets are invalid or unenforceable or challenging ownership or registerability; and

(vi) include all the intellectual property rights reasonably required to conduct the business of the Company and its Subsidiaries.

4.12 Intellectual Property Infringement. Except as set forth in Schedule 4.12, the Representing Parties have (i) not received any written notice alleging (x) infringement or notice of any other complaint that the Representing Parties’ operations, infringe or misappropriate rights under any intellectual property of any third party, or (y) unfair trade practices; (ii) no Knowledge of any such infringement, misappropriation, or unfair trade practices, or (iii) not wrongfully employed any trade secrets or any confidential information or documentation proprietary to any former employer, or any other Person, the occurrence of which could reasonably be expected to have a Material Adverse Effect or result in a liability or loss in revenue to the Company of greater than $200,000.

4.13 Certain Contracts and Arrangements. Except as set forth in the Purchaser Documents or in Schedule 4.13 (with true and correct copies provided to the Purchasers), each Representing Party (except for the Parent) is not a party or subject to or bound by:

(a) Any contract, agreement, intercompany arrangement or side letter (i) involving a potential commitment or payment by any Representing Party in excess of $200,000 or (ii) which is otherwise material and not entered into in the ordinary course of business;

(b) Any contract, lease, intercompany arrangement or agreement which is not cancelable by such Representing Party without penalty on less than thirty (30) days notice, other than any of the aforementioned agreements entered into in the ordinary course of business;

(c) Any contract containing covenants limiting in any material respect the freedom of such Representing Party to compete in any line of business or with any person or entity;

(d) Any contract or agreement relating to the, purchase, sale or servicing of Loans or receivables other than any of the aforementioned agreements entered into in the ordinary course of business;

(e) Any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

(f) Any employment contracts, noncompetition agreements or other agreements with present or former officers, directors, executive employees or stockholders of the Parent or persons related to or affiliated with such persons;

(g) Any stock redemption or purchase agreements or other agreements affecting or relating to the Capital Stock of such Representing Party, including, without limitation, any agreement with any stockholder of such Representing Party which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

(h) Any pension, profit sharing, bonus, retirement, severance or stock option plans;

(i) Any royalty, dividend or similar arrangement based on the revenues or profits of such Representing Party;

(j) Any joint venture, partnership, loan origination or loan repurchase agreement with any Persons acting as third party loan originators or brokers;

(k) Any acquisition, merger or similar agreement;

(l) Any contract with any governmental entity; or

(m)Any other material contract not executed in the ordinary course of business.

Except with respect to matters that could result in a liability or loss of revenue to the Company and its Subsidiaries of less than $200,000 in the aggregate (“Insignificant Matters”), all contracts, agreements, leases and instruments set forth on Schedule 4.13 are valid and are in full force and effect and constitute legal, valid and binding obligations of the applicable Representing Party and, to the Knowledge of the Representing Parties, of the other parties, and are enforceable in accordance with their respective terms. No Representing Party has Knowledge of any notice or threat to terminate any such contracts, agreements, leases or instruments. Except with respect to Insignificant Matters, no Representing Party is in default in complying with any provisions of any such contract, agreement, lease or instrument. To the Knowledge of each Representing Party, no condition or event or fact exists which, with notice, lapse of time or both, would constitute a default thereunder on the part of such Representing Party.

4.14 Governmental Approvals; Compliance with Laws. Except with respect to Insignificant Matters, the Representing Parties are in compliance in all material respects with all applicable laws and regulations. The Representing Parties are not subject to or regulated by any consumer lending laws. The Representing Parties have all of the permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Representing Parties to conduct their businesses as presently conducted and as contemplated to be conducted. All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and, to the Knowledge of the Representing Parties, no suspension or cancellation of any of them is threatened. None of such permits, licenses, orders, franchises or other rights and privileges will be adversely affected by the consummation of the transactions contemplated by the Purchaser Documents. Except as set forth on Schedule 4.14, the Representing Parties have not within the past five (5) years entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any material aspect of the business, affairs, properties or assets of the Representing Parties or received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Representing Parties, other than notices or requests for information received in the ordinary course of business.

4.15 Insurance Coverage. Schedule 4.15 hereto contains an accurate summary of the insurance policies currently maintained by the Representing Parties. There are currently no material claims pending against the Representing Parties under any insurance policies currently in effect and covering the property, business or employees of the Representing Parties, and all premiums due and payable with respect to the policies maintained by the Representing Parties have been paid to date. There is no threatened termination of any such policies or arrangements.

4.16 Employee Matters; ERISA. Except as set forth on Schedule 4.16, the Representing Parties do not have in effect any Plans or any other employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements, bonus, severance, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements, written or oral. To the Knowledge of the Representing Parties, none of the officers or other key employees of the Representing Parties presently intends to terminate his or her employment. The Representing Parties are in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Except as set forth on Schedule 4.16, upon termination of the employment of any employees, the Representing Parties will not be obligated to provide advance notice of termination of employment or be liable to any such employees for so-called “severance pay” or retiree health benefits. The Representing Parties are in material compliance with the terms of all Plans and other programs, including, without limitation, those arrangements listed on Schedule 4.16, and each such Plan or other program has been maintained, funded and administered in substantial compliance with all of the requirements and provisions of applicable law including ERISA and the Code and is terminable in the discretion of the applicable Representing Party without liability thereto upon or following such termination. To the Knowledge of the Representing Parties, no “prohibited transaction” as defined in Section 4975 of the Code has occurred with respect to any such Plan or other program. None of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates or any of their predecessors has ever maintained, sponsored or contributed to or been obligated to contribute to or in any way, directly or indirectly, has any liability with respect to any plan which is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or been obligated to contribute to any “Multi-Employer Plan.” With respect to each arrangement listed on Schedule 4.16, all required filings with any Governmental Authority, including all filings required to be made with the United States Department of Labor and Internal Revenue Service, have been timely filed. No ERISA Events have occurred or are reasonably expected to occur that individually or in the aggregate could reasonably be expected to result in a material liability to Company, any of its Subsidiaries or any of their respective ERISA Affiliates. Except to the extent required under Section 4980B of the Code, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates. The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

4.17 No Brokers or Finders. Except as set forth on Schedule 4.17, no person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Representing Parties for any commission, fee or other compensation as a finder or broker because of any act or omission by the Representing Parties or any of their stockholders (except in the case of the Parent) or Affiliates.

4.18 Transactions with Affiliates. Except as set forth on Schedule 4.18, there are no loans, leases or other continuing arrangements between any of the Representing Parties on the one hand, and any Affiliate on the other hand. Any such loan, lease or other arrangement set forth on such Schedule 4.18 is conducted on an arms-length basis and on terms and conditions no less favorable to the applicable Representing Party than those that could be obtained from a nonrelated person.

4.19 Environmental Matters. To the Knowledge of the Representing Parties, no hazardous waste, substances or materials, or oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Representing Parties, except in material compliance with applicable environmental laws or except for such non-compliance which individually or in the aggregate would not have, or be reasonably likely to have, a Material Adverse Effect. To the Knowledge of the Representing Parties, no hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by the Representing Parties, except in material compliance with applicable environmental laws or except for such non-compliance which individually or in the aggregate would not have, or be reasonably likely to have, a Material Adverse Effect. To the Knowledge of the Representing Parties, the Representing Parties are in compliance in all material respects with all applicable environmental, health and safety laws and regulations, except where such violation has not or will not have a Material Adverse Effect on an of the Representing Parties.

4.20 Corporate Records. The corporate record books of the Parent accurately record all corporate action taken by its stockholders and board of directors and committees. The copies of the corporate records of the Representing Parties, as made available to the Purchasers for review, are true and complete copies of the originals of such documents.

4.21 Special Purpose Entities; Securitizations. Schedule 4.21 sets forth in connection with each Securitization (as hereinafter defined): (a) the name of each SPE which, has been formed in connection with a Securitization involving the issuance of Securitized Notes (as hereinafter defined) which are backed by certain Loans originated by the Company and/or its Affiliates (the “Securitized Loans”), (b) each Sale and Servicing Agreement to which the Company, as the seller (in such capacity, a “Seller”), the SPE, as the issuer (in such capacity, an “Issuer”), and the servicer thereof (in such capacity, a “Servicer”) are each party thereto (each a “Sale and Servicing Agreement”), (c) each Subservicing Agreement between any Servicer and a subservicer (in such capacity, a “Subservicer”) (each a “Subservicing Agreement”), (d) each Indenture between each Issuer and that certain financial institution, as the trustee on behalf of certain noteholders (the “Noteholders”) who hold Securitized Notes (as hereinafter defined)

issued by the Issuer (the “Securitized Notes”) (in such capacity, a “Trustee”) (each, an “Indenture”), (e) each other document, ancillary or otherwise, whether or not executed by (i) the Company in its capacity as the Seller or otherwise, (ii) the Parent, (iii) the SPE, whether or not in its capacity as the Issuer or otherwise, (iv) the Servicer, (v) the Subservicer or any other entity serving a comparable function, (vi) the Trustee, or (vii) any other party to the Securitization evidencing any material aspect of any Securitization (each document set forth in (a)-(e), collectively, the “Securitization Documents”) and (f) the total retained interest as of September 30, 2006 owned by the Company (exclusive of capitalized interest on such residual interest) of any kind in each SPE arising from any Securitization or instrument otherwise listed on Schedule 4.21. This retained interest consists of two types of securities: interest-only strip receivables in loan securitizations (estimated present value) and retained equity interests in loan securitizations. The Company represents and warrants that each SPE is in compliance with the material terms of each Securitization Document and no default or event of default has occurred and is continuing as of the Closing Date thereunder.

4.22 Loans; Accounts Receivable; Accounts Payable

(a) All of the Loans of the Company as of the date of the Base Balance Sheet are valid and enforceable obligations of each borrower, subject to (i) bankruptcy laws and other similar laws affecting rights of creditors, (ii) the application of the rules of equity, and (iii) no known set-off or counterclaim. Since the date of the Base Balance Sheet, the Company has collected its Loans in the ordinary course of its business and in a manner which is consistent with past practices in all material respects and has not accelerated any such collections. The Company does not have any, and is not in the business of making Loans for, consumer receivables.

(b) All Existing Over-Collateralization Loan Facilities, notes payable, warehouse lines of credit, and other credit facilities of the Company as of the date of the Base Balance Sheet arose in bona fide arm’s length transactions and no default or event of default has arisen or occurred and is continuing as of the Closing Date in connection with any Over-Collateralization Loan Facility, note payable, or the Warehouse Line of Credit. Since the date of the Base Balance Sheet, the Company has generally paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices in all material respects.

4.23 Loan Portfolio. Except as set forth on Schedule 4.23, neither the Company nor any of its Subsidiaries is a party to any written or oral (a) loan agreement, note or borrowing arrangement (including, without limitation, leases and credit enhancements) the unpaid principal balance of which exceeds $150,000 and as to which the obligor will be, as of the Closing Date, over thirty (30) days delinquent in payment of principal or interest, or (b) Loan with any director, executive officer or, to the Knowledge of the Company, an Affiliate with any of the foregoing. Except as set forth on Schedule 4.23, all of the Loans originated and held on the Closing Date by the Company and its Subsidiaries, and any other Loans purchased and held on the Closing Date by the Company and its Subsidiaries, were solicited, originated and exist, in material compliance with the Credit and Collection Policy and all other applicable loan policies and procedures of the Company and its Subsidiaries. Schedule 4.23 sets forth as of September 30, 2006, (i) all of the Loans in original principal amount in excess of $150,000 of the Company and its Subsidiaries that as of the Closing Date are classified by the Company as “Pass”, “Watch”, “Fail,” or words of similar import, together with the principal amount of each such Loan and the identity of the obligor thereunder, and (ii) by category of Loan, all of the other Loans in the original principal amount which exceeds $150,000 of the Company and its Subsidiaries that as of the Closing Date are classified as such, together with the aggregate principal amount of such Loans by category. The information (including electronic information and information contained on tapes and computer disks) with respect to the Loans furnished to the Purchasers by the Company and its Subsidiaries is true and complete in all material respects.

4.24 Loan Origination.

Except as set forth on Schedule 4.24, each of the Loans satisfy the following criteria:

(i) Except for Loans for which the principal balance does not exceed $200,000 in the aggregate, were originated in the ordinary course of the Company’s business in accordance with and through the application of the Credit and Collection Policy the Company’s standard credit underwriting procedures;

(ii) were originated in compliance, in all material respects, with all Requirements of Law;

(iii) were originated by the Company without fraud or material misrepresentation on the part thereof; and

(iv) are not subject to any known right of rescission, set-off, counterclaim or defense, including the defense of usury.

4.25 Warehouse Eligible Loans. As of September 30, 2006, Loans in the aggregate principal amount of $45,894,050 are eligible Loans to be pledged as Warehouse Loans under the Warehouse Line of Credit without respect to any concentration limits.

4.26 Disclosures. Neither the Purchaser Documents, the Securitization Documents, nor any other agreement, document or written statement, including without limitation, any Financial Statement made by the Representing Parties and furnished by the Representing Parties to the Purchasers or furnished by or on behalf of the Representing Parties in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading in the light of the date and the circumstances in which they were made.

4.27 Solvency; Default. Both before and after giving effect to (a) Notes to be issued on the Closing Date, (b) the disbursement of the proceeds of such Notes pursuant to the instructions of the Company, (c) the consummation of the Transactions, and (d) the payment and accrual of all Transaction Expenses and the Structuring Fee in connection with the foregoing, the Representing Parties are Solvent. No Default or Event of Default exists or would exist taking into account the sale and purchase of the Notes to be made on the Closing Date or the consummation of the Transactions. Each of the conditions specified in Section 5.1(a) have been satisfied on or prior to the Closing Date.

4.28 Foreign Assets Control Regulations, Etc.

(a) To the Knowledge of the Company, neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) To the Knowledge of the Company, none of the Representing Parties (i) are, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engage or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person. Each of the Representing Parties are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Representing Parties.

4.29 Anti-Money Laundering. None of the Company nor any present stockholder thereof appears on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), nor is the Company or any present stockholder thereof (except the Parent) a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, or otherwise is a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or, to its knowledge, is otherwise associated with any such person in any manner violative of Section 2, or (iii) subject to the limitations or prohibitions under any other OFAC regulation or executive order.

4.30 No Conflicts of Interest. Except as set forth in Schedule 4.30 or as otherwise disclosed herein, no owner, director (or persons holding a similar position) or officer of the Representing Parties (except the Parent), (A) owns, directly or indirectly, any interest in (excepting passive holdings for investment purposes of not more than five percent (5.0%) of the securities of any publicly held and traded company), or is an officer, director, employee, or consultant of, any Person that is a competitor, lessor, lessee or supplier of the Representing Parties or (B) (i) owns, directly or indirectly, any interest in any tangible or intangible property used in or necessary to the business of the Representing Parties or any tangible or intangible property of any customer of the Parent or (ii) has any cause of action or other claim whatsoever against the Representing Parties, or owes any amount to the Representing Parties, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, and the like.

4.31 Government Contracts. Except as set forth in Schedule 4.31, none of the Representing Parties is a party to any contract or agreement with any Governmental Authority and none of the Company’s or any Subsidiaries’ accounts are subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727).

4.32 Deposit and Disbursement Accounts. Schedule 4.32 lists all banks and other financial institutions at which the Company or any of its Subsidiaries maintains deposits and/or other accounts, including any disbursement accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

4.33 Investment Company. Neither the Parent or any of its Subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended.

4.34 Organization Charts. The Parent represents and warrants that the organization charts annexed to Schedule 4.34 are a true and correct copies of the organization charts of each of (a) the Parent and its Subsidiaries, (b) the Company and its Subsidiaries, (c) Brooke Franchise Corporation and each of its Subsidiaries, and (d) Brooke Brokerage Corporation and its sole Subsidiary; provided, however, for the purpose of this Section 4.34 only, the term Subsidiary shall include SPEs.

4.35 Insignificant Subsidiaries. The Parent represents and warrants that each of the following Subsidiaries is an Insignificant Subsidiary: (a) Brooke Bancshares, Inc., (b) Brooke Agency Services Company of Nevada, LLC, (c) Brooke Funeral Services Company, LLC, (d) The American Agency, Inc., (e) The American Heritage, Inc., (f) Brooke Agency, Inc., (g) Brooke Life and Health, Inc., (h) First Brooke Insurance & Financial Services, Inc. and (i) Brooke Investments, Inc.

SECTION 5. CONDITIONS PRECEDENT.

5.1 Conditions Precedent to the Closing.

(a) The obligation of the Purchasers to purchase the Notes and Warrants shall be subject to the satisfaction, and continuing existence, of each of the following conditions precedent, in a manner otherwise in form and substance acceptable to Purchaser in their sole and absolute discretion, on the Closing Date:

(i) The Company shall have issued and delivered the Notes and Warrants to the Purchasers, and the Purchasers shall have received a counterpart of this Agreement and of each of the other Purchaser Documents, duly executed by each party thereto;

(ii) The Purchasers shall have received the executed legal opinion of counsel to the Company, dated the Closing Date, in the form attached hereto as Exhibit G;

(iii) The Purchasers shall have received all closing certificates, corporate documents, evidence of authorization, and other agreements, instruments and documents in respect of the transactions contemplated hereby as the Purchasers may reasonably request;

(iv) The representations and warranties made by the Company in the Purchaser Documents to which it is a party shall be true and correct in all respects as of the Closing (except for representations that speak to prior periods);

(v) All consents necessary to the consummation of the Transactions shall have been obtained, and all conditions precedent to the consummation of the Transactions shall have been or shall be satisfied or waived prior to or concurrently with the issuance and sale of the Notes and Warrants;

(vi) All Transactions shall have been or shall be consummated pursuant to the terms of the applicable Purchaser Documents prior to or concurrently with the issuance and sale of the Notes and Warrants, and in compliance in all material respects with all applicable laws;

(vii) True, correct and complete execution copies of all Purchaser Documents shall have been delivered to the Purchasers;

(viii) The Purchasers shall have received copies of UCC, tax, lien and judgment search reports;

(ix) The Purchasers shall have received copies of a duly executed payoff letter, in form and substance satisfactory to the Purchasers, by and between all parties to each of the Existing Over-Collateralization Loan Facilities for the related amounts listed on Exhibit F, evidencing repayment in full of all existing obligations of the Company thereunder, together with (a) forms UCC-3 or other appropriate termination statements releasing all liens of the secured party in connection with each of the Existing Over-Collateralization Loan Facilities upon any of the personal property of the Company and its Subsidiaries, and (b) termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor of each secured party in connection with each Over-Collateralization Loan Facility;

(x) The Purchasers shall have received certificates of insurance, in form and substance reasonably satisfactory to the Purchasers, evidencing compliance with the requirements of Section 6.7(b) (including without limitation the requirement that such insurance name the Purchasers as an additional insured and loss payee);

(xi) The Company shall have paid the Transaction Expenses to the Purchasers;

(xii) The Company shall have paid to the Purchasers a structuring fee in the amount of $900,000 (the “Structuring Fee”), which fee shall be deemed to be earned in full and non-refundable;

(xiii) The Purchasers shall have received duly executed originals of a letter of direction from the Company addressed to the Purchasers, with respect to the disbursement on the Closing Date of the proceeds of sale of the Notes together with a funds flow statement, each in form and substance as shall be satisfactory to the Purchasers;

(xiv) The Purchasers shall have received duly executed originals of the Security Agreement (the “Security Agreement”) in the form attached hereto as Exhibit H or counterparts thereof, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto shall have been delivered to the Purchasers;

(xv) The Purchasers shall have received duly executed originals of (a) the Pledge Agreement (the “Pledge Agreement”), in the form attached hereto as Exhibit I accompanied by (as applicable) (i) share certificates representing all of the outstanding Capital Stock, if certificated, being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank and (ii) originals of any intercompany notes then existing and other instruments evidencing Indebtedness being pledged pursuant to such Pledge Agreement, duly endorsed in blank, shall have been delivered to the Purchasers and (b) each “Negative Pledge Agreement” executed by (i) the Parent and (ii) the Company, each in favor of the Purchasers;

(xvi) The Purchasers shall have received (i) evidence satisfactory thereto that they have a valid and perfected first priority security interest in all assets of the Company (subject to certain exceptions as more fully described in the Security Agreement) and the Capital Stock of its Subsidiaries and a second priority security interest in residual interests of certain SPEs of the Company related to the existing Securitizations, including (A) such documents duly executed by the Company and each Subsidiary (including financing statements under the UCC and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as the Purchasers may request in order to perfect their security interests in the Collateral, as applicable and (B) copies of UCC search reports listing all effective financing statements that name the Company or any Subsidiary as debtor, together with copies of such financing statements, none of which shall cover the Collateral, as applicable, except for Permitted Liens; and (ii) control letters from all issuers of uncertificated securities and financial assets held by the Company or any Subsidiary, all securities intermediaries with respect to all securities accounts and securities entitlements of the Company or any Subsidiary, and all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by the Company or any Subsidiary;

(xvii) The Company shall have consolidated net loan charge-offs in an amount not in excess of $250,000 for the most recently completed twelve (12) months, measured as of September 30, 2006. On or prior to the Closing Date, the Chief Financial Officer of the Company shall provide a certificate to the Purchasers, certifying the amount of such charge-offs and that such amounts were determined in accordance with GAAP;

(xviii) The Company shall have consolidated Adjusted EBITA of not less than $6,665,000 for the trailing twelve calendar months, measured as of September 30, 2006. On or prior to the Closing Date, the Chief Financial Officer of the Company shall provide a certificate to the Purchasers, certifying (a) as to the accuracy of such consolidated Adjusted EBITA, (b) that such Adjusted EBITA was determined in accordance with

GAAP, and (c) that such officer has no reason to believe that the Company’s consolidated Adjusted EBITA for the twelve-month period ending as of the end of the month during which the Closing Date occurs will be less than the minimum described in the first sentence of this Section 5.1(a)(xviii);

(xix) The Company shall furnish the Purchasers with evidence showing the Total Leverage Ratio of not more than 9.7:1.0 for the trailing twelve (12) calendar months, measured as of the most recently reported month end of the Company (but prepared as if the Transactions had occurred), such evidence to be satisfactory to the Purchasers;

(xx) The Purchasers shall be satisfied in their sole discretion with their due diligence investigation of the Company and its Subsidiaries, including, without limitation, the satisfactory completion of a Collateral audit and appraisals by the Purchasers and/or their representatives and there shall not exist in the Purchasers’ sole discretion (A) any event or condition that has had or would have a Material Adverse Effect or (B) any adverse change in any material customer or vendor relationship or any law or regulation which, in the opinion of the Purchasers’ counsel, prevents or prohibits the sale of the Notes to be sold on the Closing Date or which would adversely affect the economic benefits expected to be realized by the Purchasers herein or in any other Purchaser Document;

(xxi) The Company shall have delivered to the Purchaser duly executed tri-party blocked account agreements, satisfactory to the Purchasers, with the banks as listed on Schedule 4.32;

(xxii) The Company shall have delivered to the Purchasers true and correct copies of the Securitization Documents as set forth on Schedule 4.21;

(xxiii) The Company shall have delivered to the Purchasers an executed copy of a VCOC letter (the “VCOC Letter”) which shall be satisfactory to the Purchasers;

(xxiv) The Company shall have delivered to the Purchasers an executed copy of the Affiliate Subordination Agreement (the “Affiliate Subordination Agreement”), executed by the Parent and which shall be satisfactory to the Purchasers;

(xxv) The Company shall have delivered to the Purchasers (A) a certificate of the Chief Financial Officer of the Company certifying the then outstanding amount of all Indebtedness due and owing to the Parent by the Company immediately prior to the Closing Date which shall not exceed the amount of $7,500,000 (the “Parent Indebtedness”) and (B) evidence that the Parent Indebtedness shall have been converted into an equity investment in the Company in an amount equal thereto (the “Parent Investment”), on terms which shall be satisfactory to the Purchasers;

(xxvi) Immediately prior to the Closing Date and after the consummation of the Parent Investment (A) the Company shall have extended to the Parent an advance equal to the Parent Investment and (B) the Parent shall have executed and delivered a promissory note to the Company in an aggregate amount equal to such advance (the “Parent Promissory Note”), which Parent Promissory Note shall (A) have a maturity date of not earlier than the Maturity Date hereunder, (b) provide for repayment of principal in equal monthly installments calculated on the basis of straight-line amortization, (C) bear interest at a rate equal to the Prime Rate plus three hundred fifty (350) basis points per annum, (D) be unsecured in all respects, (E) be guaranteed by Brooke Franchise Corporation, by a guaranty of payment agreement in form and substance acceptable to the Purchasers, and (D) be pledged to the Purchasers by the Company by physical delivery thereto on the Closing Date together with an allonge executed in blank; and

(xxvii) The Company shall have delivered to the Purchasers an executed copy of a post-closing letter (the “Post-Closing Letter”) which shall be satisfactory to the Purchasers.

SECTION 6. AFFIRMATIVE COVENANTS.

Unless approved by a Majority Interest, the Company hereby agrees, for itself and its Subsidiaries that, until all Obligations are paid in full (including all accrued and unpaid interest, charges, Costs and Expenses), to perform the covenants and agreements set forth in this Section 6.

6.1 Financial and Other Information. The Company will keep, and will cause its Subsidiaries to keep, proper books of record and account in accordance with GAAP consistently applied throughout the periods covered in which full and true entries will be made of all dealings or transactions relating to their business and affairs, and the Company shall cause to be furnished to each Purchaser:

(a) As soon as practicable and in any event within thirty (30) days after the end of each month, including the month of March, June, September and December (i) unaudited consolidated statements of income, retained earnings and cash flows of the Company for such month and the year-to-date period, and an unaudited consolidated balance sheet of the Company as of the end of such month, prepared in accordance with GAAP (except for normal adjustments and accruals and the lack of footnotes and other presentation items) consistent with past practice, (ii) in comparative form, figures for the actual results for the corresponding month and year-to-date periods in the immediately preceding fiscal year and amounts projected for such month pursuant to Section 6.1(e), and (iii) a copy of the monthly Credit Review Alert Report in substantially the same form as annexed as Exhibit K hereto;

(b) Within forty-five (45) days after the end of each Fiscal Quarter including the fourth (4th) Fiscal Quarter, (i) unaudited consolidated statements of income, retained earnings and cash flows of the Company for such quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and unaudited consolidated balance sheets of the Company as of the end of such Fiscal Quarter, all of which statements and balance sheets shall be in reasonable detail, prepared in accordance with GAAP (except for normal adjustments and accruals and the lack of footnotes and other presentation items) consistent with past practice, and certified as accurate by the Chief Financial Officer of the Company, and (ii) in comparative form, figures for the actual results for the corresponding periods in the immediately preceding Fiscal Year and amounts projected for such periods pursuant to Section 6.1(e), together with a written report (or such SEC Report which shall contain the same information) providing explanations of any material variances and any material variances in connection with the Projections covering such Fiscal Quarter;

(c) Within ninety (90) days after the end of each Fiscal Year, (i) audited consolidated statements of income, retained earnings and cash flows of the Company for such year, and consolidated balance sheets of the Company as of the end of such year, setting forth in each case, in comparative form, corresponding figures for the period covered by the preceding annual audit and as of the end of the preceding Fiscal Year, all of which statements and balance sheets shall be in reasonable detail and satisfactory in scope to the Purchasers and prepared by the Company and audited by Summers, Spencer & Callison, CPAs, or another respected firm of independent certified public accountants selected by the Company and reasonably satisfactory to the Purchasers, whose opinion shall be unqualified and shall be prepared in accordance with GAAP and generally accepted auditing standards, (ii) such accountants’ comment letter on the Company’s internal financial or accounting systems or controls which shall be issued as well as copies of all other reports submitted by the Company’s accountants; and the Company agrees that they shall request such a comment letter to be prepared in connection with each audit, (iii) a written report (which may include a SEC Report that contains the same information) providing explanations of any material variances from the previous Fiscal Year and any material variances in connection with the Projections covering the previous Fiscal Year, and (iv) the certification of the Chief Financial Officer of the Company that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of the Company and its consolidated Subsidiaries on a consolidated basis, as at the end of such Fiscal Year;.

(d) Together with each delivery of financial statements required by Sections 6.1 (b) and 6.1(c), (i) a certificate of the Company’s Chief Executive Officer or Chief Financial Officer (A) stating that, no Default or Event of Default exists or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Company with respect to such Default or Event of Default, and (B) setting forth the calculations necessary to establish whether or not the Company was in compliance with the financial covenants set forth in Section 7.8 as of the date of such statements and a discussion of any transactions being explored, under consideration, or being negotiated by the Company which is outside the ordinary course of business, including, without limitation, whether any advisors have been hired and the scope and terms of such engagement.

(e) As soon as practicable and in any event before November 30 of each year, a Budget and Projections for each month of the next succeeding fiscal year (including a statement of underlying assumptions) for the Company, in the same format as the financial statements provided pursuant to Sections 6.1(a) and (b);

(f) (i) As soon as practicable, and in any event at the same time as any notice is given to the Senior Lenders (but in no event later than three (3) Business Days after any officer of the Company obtains Knowledge thereof), notice of any default under the Senior Debt Documents, and (ii) except for notices or certificates given to Senior Lenders in connection with borrowings in the ordinary course of business, any other notice, certificate (including borrowing base certificates) or other document or information given to or received from the Senior Lenders and any reports of any Servicer given to the Company or any of its Subsidiaries not later than three (3) Business Days after the date thereof;

(g) If the Company shall otherwise prepare or have available financial statements and other information for the Company and its Subsidiaries on a consolidated basis, or shall provide their Governing Bodies (as applicable) with any financial information not otherwise provided for herein, they shall also furnish the same to the Purchasers in addition to the financial statements and other information for the Company and its Subsidiaries required to be furnished pursuant to the foregoing provisions of this Section 6.1;

(h) At least ten (10) Business Days prior to the effectiveness of any material change in or amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment;

(i) When available, (i) all significant reports or written communications submitted to the Company or any of its Subsidiaries by its accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems, including any comment letters (or drafts thereof) delivered to management and all responses thereto, and (ii) unless disclosed in SEC Reports, acquisition analyses for material acquisitions, presentations to lenders, financial institutions or potential investors, consultants’ reports relating to the Representing Parties;

(j) Promptly, with copies of all amendments, consent letters, waivers or modifications to, and any material notices or reports provided by any Person to the Company or any of its Subsidiaries pursuant to the terms of or in connection with, any Purchaser Document or any Subsidiary articles, operating agreement or bylaws, or by the Company or any of its Subsidiaries to any such Person;

(k) As soon as practicable, copies of all written notices given or received by the Company or any of its Subsidiaries with respect to any Capital Stock of such Person;

(l) Disclosure of losses or casualties required by Section 6.7;

(m) Copies of any and all default notices received under or with respect to any leased location or custodial location where Collateral is located;

(n) Prior to making any amendment of any of the Senior Debt Documents, the Company shall provide the Purchasers with at least five (5) Business Days prior written notice of any amendment of any of the Senior Debt Documents;

(o) Within thirty (30) days after the end of each Fiscal Year, a certified copy as of a recent date of the UCC search results of the Company from Office of the Secretary of State of Kansas;

(p) Together with the financial statements delivered pursuant to Section 6.1(c), a current list of Insignificant Subsidiaries, as shall be certified by the Chief Financial Officer of the Company;

(q) Within five (5) Business Days of the execution of documents related to the establishment of O/C Line or any Over-Collateralization Loan Facility, a copy of the closing checklist and each agreement entered into by the Representing Parties; and

(r) Such information regarding the Representing Parties as the Purchasers shall from time to time reasonably request.

6.2 Securitization Reporting Requirements. The Company shall direct each Servicer to add the Purchasers to the appropriate distribution list for reports pursuant to each Sale and Servicing Agreement now or hereafter existing, and shall direct each Servicer to furnish to the Purchasers promptly, in accordance with the terms of the applicable Sale and Servicing Agreement all (i) material correspondence and (ii) all annual, quarterly, monthly or other regular reports which the Company shall receive from each Servicer pursuant to the related Sale and Servicing Agreement (the “Servicer Reports”); and, further, shall keep proper files of all such reports received from each Servicer throughout the periods covered in each Sale and Servicing Agreement, and upon the request of the Purchasers, shall promptly furnish, or cause to be furnished by the applicable Servicer to the Purchasers any or all the aforementioned reports requested thereby. To the extent not included in the Servicer Reports furnished by the applicable Servicer, the Company shall furnish, or cause to be furnished to the Purchasers the following, without limitation:

(a) Upon discovery by the Company (in its capacity as a Seller, Servicer or Subservicer, as the case may be), notice of a breach of any of the representations and warranties contained in any Sale and Servicing Agreement or the failure of the Seller or the Servicer (or Subservicer as the case may be) to deliver the custodial file for each Securitized Loan to the applicable custodian;

(b) Notice of the repurchase of any Securitized Loan, for any of the reasons set forth in Section 6.2(a) above, by the Company in its capacity as the Seller, together with the amount and type of such Securitized Loan repurchased;

(c) A servicer’s certificate or other similar certificate, executed by an employee of the Servicer responsible for servicing the Securitized Loans containing among other things, (a) all information necessary to make the distributions required by the applicable Sale and Servicing Agreement, (b) all information necessary to enable the trustee to send the statements to noteholders, (c) a listing of all Securitized Loans repurchased by the Seller, identifying the outstanding principal amount and type of Loans so repurchased, (iv) a listing of all Securitized Loans paid in full during the related monthly period (which loans shall be identified by the loan number set forth in the schedule of Securitized Loans), (v) all information necessary to enable the trustee to reconcile all deposits to, and withdrawals from, the collection account for the related monthly period and payment date to the noteholders, (vi) the calculation of the DTR Actual Ratio for such determination date (to the extent applicable), and (vii) all other information required to be disclosed in such servicer’s certificate or other similar certificate for each Sale and Servicing Agreement;

(d) An officer’s certificate (if prepared thereby) executed by a responsible officer of the Servicer, dated as of the immediately preceding December 31 (or other applicable date), stating that (i) a review of the activities of the Servicer during the preceding twelve (12) month period (or such other period as shall have elapsed from the closing date of the Sale and Servicing Agreement (or the date a successor Servicer began to act as Servicer) to the date of the first such certificate) and of its performance under the Sale and Servicing Agreement has been made under such officer’s supervision, and (ii) to such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under the applicable Sale and Servicing Agreement throughout such period, or, if there has been a material default in the fulfillment of any such obligation, specifying each such material default known to such officer and the nature and status thereof;

(e) An officer’s certificate (if prepared thereby) executed by a responsible officer of the Servicer of any event that, with the giving of notice or lapse of time, or both, would terminate the Servicer under the terms of the applicable Sale and Servicing Agreement;

(f) If received by the Company, the audited consolidated balance sheets of the Servicer (or any Affiliate thereof covering the Servicer) as of the end of the immediately preceding fiscal year and the audited consolidated statements of income, shareholders’ equity and cash flows of the Servicer (or such Affiliate) for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, prepared in accordance with GAAP, consistently applied, and certified by the independent accountants for the Servicer (or such Affiliate);

(g) A statement prepared by the Servicer and as delivered to each noteholder, and based on information in the servicer’s certificate or other similar certificate delivered on the required date for the month relating to the applicable noteholder payment date:

(i) the amount of such distribution allocable to interest with respect to the Securitized Notes;

(ii) the amount of such distribution allocable to principal with respect to the Securitized Notes;

(iii) the securitized note balance (expressed in dollars) (after giving effect to distributions made on such payment date to the noteholders); the interest carryover shortfall and the principal carryover shortfall;

(iv) the amount of fees and expenses paid under the Sale and Servicing Agreement and by the applicable trustee with respect to such monthly period;

(v) the note pool factor or similar measurement for the Securitized Notes (after giving effect to changes therein on the related payment date);

(vi) the amount of collections on the Securitized Loans during such monthly period, setting forth separately the amount of recoveries with respect to loans subject to liquidation included in such collections;

(vii) the aggregate outstanding principal balances of all Securitized Loans more than 30 days, 60 days and 90 days past due as of the related accounting date or other similar required reporting date;

(viii) whether an event has occurred which could subject the Servicer to termination or an event of default exists;

(ix) the amount in the servicer reserve account or other similar account and the trustee reserve account or other similar account (after giving effect to changes therein on such payment date); and

(x) the number of Securitized Loans rated by the Servicer in the “Pass” category, the “Fail” category and the “Watch” category; and

(h) an officer’s certificate stating that:

(i) a review of the activities of the Issuer during such year and of its performance under the applicable Indenture has been made under such Authorized Officer’s supervision; and

(ii) based on such review, to such Authorized Officer’s knowledge, the Issuer has complied in all material respects with all conditions and covenants under the applicable Indenture throughout such year or, if there has been a default in the compliance of any such condition or covenant, specifying each such default known to such Authorized Officer and the nature and status thereof.

6.3 Inspection. The Company and each of its Subsidiaries shall allow the Purchasers (and/or their representatives), during business hours or at other reasonable times as frequently as the Purchasers’ may request (i) to inspect and audit any of their properties, to review reports, files, books, accounts and other records, to make and take away copies (including electronic copies), and (ii) to discuss, from time to time, the Company’s affairs, condition and finances with any of its current directors and officers; provided, however, that so long as no Default or Event of Default has occurred and is continuing, the Purchasers’ (i) may not conduct in excess of two (2) such inspections and visits per calendar year and (ii) shall be required to provide at least two (2) days notice prior to each such inspection and visit.

6.4 Communication with Accountants. After the occurrence and during the continuance of a Default or Event of Default, the Purchasers shall be deemed to be authorized by the Company and permitted thereby, to communicate directly with its independent certified public accountants including Summers, Spencer & Callison, CPAs Chartered, and the Company shall authorize and shall instruct those accountants and advisors to disclose and make available to the Purchasers any and all Financial Statements and other supporting financial documents, schedules and information relating to the Company and any of its Subsidiaries (including copies of any issued management letters) with respect to the business, financial condition and other affairs of the Company and any of its Subsidiaries.

6.5 Conduct of Business. The Company shall, (a) maintain its corporate existence, (b) maintain in full force and effect all bonds, franchises, patents and trademarks, and all governmental licenses, permits and authorizations necessary for the operation of its businesses, (c) maintain in full force and effect all material leases, contracts and other rights, and all non-governmental licenses, permits and authorizations necessary for the operation of its businesses, (d) continue in, and limit its operations to, the businesses in which it is currently engaged, (e) comply with all applicable laws, orders, regulations and ordinances of all Governmental Authorities, except for such laws, orders, regulations and ordinances the violation of which would not be reasonably likely to have a Material Adverse Effect, (f) maintain each of its Properties in good working order and (g) pay all vendors on a timely basis and in accordance with the terms of each undisputed invoice.

6.6 Taxes. The Company shall pay, and shall cause its Subsidiaries to pay, all of their respective (i) license fees, bonding premiums and related taxes and charges, (ii) real and personal property taxes, assessments and charges, (iii) franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and (iv) other governmental charges assessed against any of them, or payable by any of them, in each case at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to any of its property, provided that the Company shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if it establishes adequate reserves to cover such contested taxes, assessments or charges.

6.7 Insurance.

(a) The Company and its Subsidiaries shall, at their sole cost and expense, maintain policies of insurance with financially sound and reputable insurers having insurance with respect to its properties and businesses against such casualties and contingencies as are in accordance with the general practices of businesses engaged in similar activities in similar geographic areas, with the details of such coverage currently outstanding being more fully described on Schedule 4.15 hereto. If the Company or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, the Purchasers may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Purchasers deem advisable. The Purchasers shall have no obligation to obtain insurance for the Company or any of its Subsidiaries or pay any premiums therefor. By doing so, the Purchasers shall not be deemed to have waived any Default or Event of Default arising from the Company or any of its Subsidiaries’ failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by the Purchasers and shall be additional Obligations hereunder secured by the Collateral.

(b) The Company shall deliver to the Purchasers, in form and substance satisfactory to the Purchasers, endorsements to (i) all “All Risk” insurance naming FMP Agency Services, LLC, as Collateral Agent, as loss payee, and (ii) all general liability and other liability policies naming FMP Agency Services, LLC, as Collateral Agent, as additional insured. The Company irrevocably makes, constitutes and appoints FMP Agency Services, LLC, as Collateral Agent, so long as any Default or Event of Default shall have occurred and be continuing or the anticipated insurance proceeds exceed $200,000, as the Company’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of the Company on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. FMP Agency Services, LLC, as Collateral Agent, shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. The Company shall promptly notify the Purchasers of any loss, damage, or destruction to the Collateral in the amount of $200,000 or more, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by the Purchasers in the collection or handling thereof, the Purchasers may apply such proceeds to purchase the Notes in accordance with Section 3.1(b).

6.8 Pension Plans. The Company shall (i) deliver to the Purchasers promptly, and in any event within 30 days, any notice, letter or communication received by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from the PBGC, the Internal Revenue Service or any other Governmental Authority or any Multiemployer Plan with respect to any Plan, if such notice could result in any material liability to the Company, any of its Subsidiaries or any of their respective ERISA Affiliates, (ii) provide the Purchasers with copies of any annual report filed by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service or the Department of Labor in connection with any Plan, promptly after the filing thereof, (iii) notify the Purchasers prior to terminating any Plan if such termination could result in any material liability to the Company, and (iv) promptly upon becoming aware of the occurrence of any ERISA Event that could result in a material liability to Company, any of its Subsidiaries or any of their respective ERISA Affiliates, provide a written notice specifying the nature thereof, what action the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

6.9 Notice of Suits, Adverse Changes in Business and Defaults. The Parent, the Company or any Subsidiary thereof shall, as applicable, as soon as possible, and in any event within five (5) Business Days after any employee, officer or director thereof has actual knowledge after due inquiry of any of the following, give written notice to the Purchasers of:

(a) Any proceeding(s) being instituted or threatened to be instituted by or against the Company and its Subsidiaries in any federal, state, local or foreign court or before any Governmental Authority in which the amount in controversy exceeds $200,000 (unless the same is covered by insurance and arises in the ordinary course of business in accordance with the Company’s historical experience) or in which injunctive relief is requested, and any litigation, proceeding, investigation or claim that relates in any material way to (i) the Purchaser Documents, or (ii) the Articles of Incorporation or By-laws, of the Company or the Organizational Documents of any Subsidiary;

(b) Any proceeding(s) or claim is asserted or instituted against any Plan, its fiduciaries or its assets or against the Company or any of its Subsidiaries or ERISA Affiliates in connection with any Plan;

(c) Any proceedings(s) or claim is asserted which shall allege criminal misconduct by the Parent or any Subsidiary;

(d) Any proceedings(s) or claim is asserted which shall allege the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities;

(i) Any proceeding(s) or claim or action by any Person pending, or to the knowledge of the Parent, Company or any of their respective Subsidiaries, threatened, against the Parent, Company or any of their respective Subsidiaries with respect to any of the Intellectual Property Assets that (i) seeks damages in excess of $200,000 not otherwise covered by insurance, or (ii) seeks injunctive relief related to any of the Intellectual Property Assets which are material to the operation of the business of the Parent, Company or any of their respective Subsidiaries;

(e) Any change in the business, assets or condition (financial or otherwise) of the Parent or any of its Subsidiaries which can reasonably be expected to have a Material Adverse Effect;

(f) Any failure by any party to perform any material term or provision of the Purchaser Documents;

(g) The occurrence of any monetary default by the Company under any Indebtedness, material lease, contract or other agreement to which the Company is a party; and

(h) The occurrence of a Default or Event of Default under this Agreement or the existence of any event or condition which could reasonably be expected to cause a Default or Event of Default hereunder.

6.10 Environmental Laws.

(a) The Company shall promptly notify and furnish the Purchasers with a copy of any and all Environmental Notices which are received by the Company on or after the date hereof. The Company shall, and shall cause its Subsidiaries to, take prompt and appropriate action in response to any and all such Environmental Notices, and shall promptly furnish the Purchasers with a description of the Response thereto. The Company shall promptly notify the Purchasers of any event or state of facts which could reasonably be expected to result in an Environmental Notice.

(b) The Company shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with all Environmental Laws, (ii) obtain, comply in all material respects with and maintain any and all licenses, approvals, registrations or permits required by Environmental Laws, (iii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and (iv) promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws (and provide copies of all such orders and directives to the Purchasers), except, in each case, to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

6.11 Notices Relating to Transactions. The Company shall promptly provide the Purchasers with copies of all material or adverse amendments, consent letters, waivers or modifications to, and any material notices or reports provided by any Person to the Company or any Subsidiary pursuant to the terms of or in connection with, any Purchaser Document, Senior Debt Document, Securitization Document, or the Company’s or any Subsidiaries’ certificate of formation, operating agreement or other Organizational Documents (subject to Section 7.3), or by the Company or any Subsidiary to any such Person.

6.12 Observation Rights. The Company shall permit one (1) representative of Falcon Mezzanine Partners II, LP (together with FMP II Co-Investment, LLC, each of their respective Affiliates and Approved Funds, “Falcon”) and one (1) representative of JZ Equity Partners PLC (together with its Affiliates and Approved Funds, “JZEP”) to attend and participate in all meetings of the Governing Bodies of the Company and its Subsidiaries and all committees thereof (the “Observers”) provided, however, if as of any date of determination, either Falcon and/or JZEP shall no longer be the holder of at least 25.0% of the original principal amount of the Notes, held by such party as of the Closing Date then, the holders comprising a Majority Interest at such time shall be entitled to appoint from time to time a replacement Observer, which shall be reasonably acceptable to the Company; provided, further, that, the right to appoint Observers shall terminate upon the payment in full of the Obligations. The Company shall (i) give the Purchasers notice of all such meetings, at the same time as furnished to the members or the Governing Bodies of any of the Company and its Subsidiaries (ii) pay the reasonable out-of-pocket costs and expenses of the Observers in connection with his attendance at such meetings or other activities, and indemnify the Observers to the fullest extent permitted by law in connection therewith, (iii) provide to the Observers all notices, documents and information furnished to the Governing Bodies of the Company and its Subsidiaries whether at or in anticipation of a meeting, an action by written consents or otherwise, at the same time furnished to such Governing Bodies, (iv) notify the Observers and permit the Observers to participate, on a non-voting basis, by telephone in, emergency meetings of such Governing Bodies and all committees thereof, (v) provide the Observers copies of the minutes of all such meetings at the time such minutes are furnished to the Governing Bodies of the Company or any of its Subsidiaries, and (vi) cause regularly-scheduled meetings of the Governing Bodies of the Company to be held no less frequently than quarterly, with at least one (1) meeting per year held in person. Subject to the foregoing, all such meetings can be held either in person or by conference call, at the option of the Company. The Company shall have the right to exclude the Observers from (i) any portion of a meeting of the Governing Body and/or (ii) the distribution of a certain portion of the documentation provided to the members of the Governing Body in connection with such meeting, if the presence of such Observers or the receipt of such materials would, in the reasonable opinion of outside counsel, result in the loss of attorney-client privilege to the Company with respect to such portion of the meeting or documents; provided, however, that upon and following the occurrence of any such exclusion, the holders comprising a Majority Interest at such time shall have the right, upon written notice to the Company, to nominate and have appointed to the Governing Body one or more representatives (in the same aggregate number and otherwise in accordance with the provisions, and subject to the limitations, as the appointment of Observers set forth above) of their choice, and the Company shall take, all such action under its Articles of Incorporation, by-laws and other organizational documents necessary to effect the appointment and election of such individuals to the Governing Body, and the Parent agrees to vote all of its Capital Stock having voting power (and any other Capital Stock over which it exercises voting control) in connection with the election of directors and to take such other actions as are necessary so as to elect and continue in office as directors such Persons, effective as of the next duly held meeting of such Governing Body following such notice from the holders comprising a Majority Interest and for so long as such holders are otherwise entitled to the right to appoint Observers under this Section 6.12. The Purchasers shall cause the Observers to execute a confidentiality agreement provided by the Company; provided, that, the terms of such agreement shall be no more burdensome than the confidentiality provisions set forth in Section 12.18.

6.13 [Reserved].

6.14 Subsidiaries; Collateral.

(a) The Company shall cause each of its Subsidiaries to execute the Security Agreement, the other Security Documents as applicable, and a Subsidiary Guaranty, a form copy of which is annexed hereto as Exhibit L.

(b) The Company covenants to grant, or to cause any applicable Subsidiary to grant, to the Purchasers as security for the Obligations, a security interest in the Collateral pursuant to the Security Agreement including but not limited to (i) all rights, claims to payments, distributions, credit, sums payable accounts and other consideration or payments of any kind which arise out of the Company’s ownership, management, credit and other interests of any kind in each SPE created or acquired after the Closing Date pursuant to the terms of the Security Documents, if not otherwise covered in clause (iii) below, (ii) all collateral (other than Warehouse Loans) granted to the O/C Lender as security for the Senior Obligations, which security interest, in the case of the O/C Line, shall be subordinate only in the manner and to the extent provided in the O/C Line of Credit Intercreditor Agreement, and (iii) all Over-Collateralization Loan Facility Collateral granted to the Over-Collateralization Loan Facility Lender relative to each Over-Collateralization Loan Facility entered into after the Closing Date, which security interest shall be a second priority lien in such Over-Collateralization Loan Facility Collateral and shall be subordinate only in the manner and to the extent provided in the Over-Collateralization Loan Facility Intercreditor Agreement.

(c) If the Senior Lenders receive any additional collateral, guaranty or other credit enhancement of any type after the date hereof with respect to the Senior Debt, the Company shall cause the same to be granted to the Purchasers (on a basis subordinated to the Senior Debt if required by the Senior Lenders).

6.15 Affiliated Transactions. Except as set forth on Schedule 4.18 with respect to Affiliates, the Company shall not enter into or be a party to any transaction with any Affiliate thereof or any present shareholder thereof, other than in the ordinary course compensation arrangements between the Company and its directors, officers and employees or as otherwise permitted herein and in other Purchaser Documents.

6.16 Refinancing of Indebtedness for Borrowed Money.

(a) After and during the continuance of a Default or an Event of Default, the Purchasers will have the right to refinance any outstanding Indebtedness for Borrowed Money of the Company and its Subsidiaries on substantially the same terms as shall exist on the date of the occurrence of such Default or Event of Default; provided, however, in the case of refinanced Indebtedness for Borrowed Money represented by the Credit and Security Agreement dated as of August 27, 2004 among Brooke Credit Funding, LLC, as borrower, the Company, as Seller and Subservicer, the Parent, as Master Agent Servicer and Performance Guarantor, Autobahn Funding Company LLC, as the lender and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as the Agent, the Purchasers shall agree to pay the DZ Prepayment Fee.

(b) After and during the continuance of a Default or an Event of Default, the Company will allow the Purchasers and their agents, accountants, field auditors, attorneys and other related professionals, as applicable, and their respective representatives access to the Company’s assets, records, personnel and relevant third parties for the purpose of completing all due diligence investigations deemed reasonably necessary or advisable by such parties in connection with determining whether to exercise their rights pursuant to this Section 6.16.

SECTION 7. NEGATIVE COVENANTS.

Unless approved by a Majority Interest, the Company hereby agrees for itself and its Subsidiaries that, until all Obligations are paid in full (including all accrued and unpaid interest, charges, Costs and Expenses), to perform the covenants and agreements set forth in this Section 7:

7.1 Liens or Encumbrances. The Company will not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except the following:

(i) Liens at any time granted in favor of the Purchasers to secure the Obligations;

(ii) Liens not exceeding $100,000 in the aggregate outstanding at any one time consisting of (A) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or that are being actively and diligently contested in good faith and for which adequate reserves have been made and (B) statutory Liens arising in the ordinary course of the Company’s business by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required or such Liens are being actively and diligently contested;

(iii) Purchase Money Liens securing Purchase Money Indebtedness permitted pursuant to Section 7.2(f) below;

(iv) Reservations, exceptions, easements, rights-of-way and other similar encumbrances affecting the real Property of the Company and its Subsidiaries that do not interfere with the ordinary conduct of the business of the Company and its Subsidiaries;

(v) Liens securing the Senior Debt pursuant to the Senior Credit Agreement; provided, however, that such Liens shall not be modified, altered, extended or expanded to cover any other Property of any obligor under any Senior Credit Agreement; and

(vi) Such other Liens existing on the Closing Date which are set forth on Schedule 7.1.

7.2 Indebtedness. The Company will not incur, create, assume, become or be liable in any manner with respect to any Indebtedness or make any principal or interest payments thereon, or permit any Subsidiary to do so, except (a) the Indebtedness evidenced by the Notes and other Obligations of the Company under this Agreement and the other Purchaser Documents, (b) the Senior Credit Agreement, (c) Senior Debt provided by the original Senior Lenders, or any refinancing thereof permitted pursuant to Section 7.7 (in the event of any such permitted refinancing, all references herein to “Senior Debt,” “Senior Debt Documents,” “Senior Lenders” and “Senior Credit Agreement” shall be appropriately adjusted to apply to the refinancing), (d) Subordinated Indebtedness, provided, that (i) no Default or Event of Default shall have occurred and be continuing or result therefrom, (ii) the terms and conditions of the Subordinated Debt Documents shall be reasonably acceptable to the Purchasers, (iii) the Company and the holders of any Subordinated Indebtedness shall have entered into a subordination agreement, in form and substance acceptable to the Purchasers, in their sole and absolute discretion, which agreement shall provide for a Standstill Period of less than two hundred seventy (270) days, and (iv) for the two (2) most recent consecutive Fiscal Quarters prior to the proposed issuance date of such Subordinated Indebtedness, the Company shall have (A) in the case of Subordinated Indebtedness which shall be secured by any portion of the assets of the Company or any of its Subsidiaries, achieved on a pro forma basis after giving effect to the issuance of such Subordinated Indebtedness, (I) a Cash Leverage Ratio in which the numerator thereof is at least thirty percent (30%) less than the numerator of the then current required maximum ratio as set forth in Section 7.8 (d) and (II) a Fixed Charge Coverage Ratio in which the numerator thereof is at least thirty percent (30%) greater than numerator of the then current required minimum ratio under Section 7.8(c) or (B) in the case of Subordinated Indebtedness which shall be unsecured in all respects, achieved on a pro forma basis after giving effect to the issuance of such Subordinated Indebtedness, (I) a Cash Leverage Ratio in which the numerator thereof is at least twenty percent (20%) less than the numerator of the then current required maximum ratio as set forth in Section 7.8 (d) and (II) a Fixed Charge Coverage Ratio in which the numerator of the then current required minimum ratio is at least twenty percent (20%) greater than numerator of the then current required minimum ratio under Section 7.8(c), (e) other Indebtedness of the Company which is to continue after the Closing Date and is identified on Schedule 7.2, (f) Indebtedness of the Company secured by Purchase Money Liens and Indebtedness of the Company under Capital Leases; provided, that the aggregate amount of such Indebtedness referred to in this clause (f) shall not exceed $100,000, (g) accounts payable to trade creditors and current operating expenses which are not aged more than 90 days from billing date or more than 60 days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being actively contested in good faith and by appropriate and lawful proceedings; and the Company and its Subsidiaries shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by the Company and its independent accountants, and (h) other Indebtedness exclusive of the amounts and purposes set forth in clauses (a) through (g) above in an aggregate amount which shall not exceed $200,000.

7.3 Extraordinary Actions. The Company, and its Subsidiaries shall not (by way of merger, consolidation, operation of law or otherwise):

(a) Liquidate, dissolve or wind up its operations, effect a recapitalization or reorganization (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

(b) Declare or pay any dividends or make any distributions of cash, property or securities of the Company in respect to any Capital Stock, or directly or indirectly redeem, retire, purchase or otherwise acquire for consideration (or pay into or set aside for a sinking fund for such purpose) any Capital Stock, directly or indirectly, through subsidiaries or otherwise or any other class of its Capital Stock; provided, however, each Subsidiary shall be permitted to make distributions of cash, property or securities to the Company; and, provided further, that the Company may make cash dividends in an amount not to exceed thirty percent (30%) of the net aggregate proceeds of any issuance of Capital Stock after the Closing Date; provided, that, as of the date of issuance, the Company shall be in pro forma compliance with Section 7.8 and that no Default or Event of Default shall exist hereunder or occur as a result of any such payment;

(c) Reclassify any shares of Capital Stock;

(d) Issue any shares of Capital Stock that are Disqualified Stock;

(e) Make any material change in the nature of the Company’s business;

(f) Permit any Subsidiary to issue any Capital Stock other than to the Company;

(g) Acquire, merge or consolidate into or with any other corporation or business concern, whether by acquisition of assets, Capital Stock or otherwise (other than acquisitions of Loans in the ordinary course of business), and whether in consideration of the payment of cash, the issuance of Capital Stock or otherwise;

(h) Amend, alter or repeal any provision of, or add any provision to, the Company’s Articles of Incorporation (including without limitation, increasing the total number of shares of Capital Stock that the Company shall have the authority to issue), Bylaws of the Company, or the Organizational Documents of any Subsidiary in a manner adverse to the Purchasers;

(i) Enter into any leases other than Capital Leases which would cause the annual payment obligations of the Company and its Subsidiaries under all leases to exceed $100,000 in the aggregate in accordance with Section 7.2(f);

(j) Create or acquire any Subsidiaries; or

(k) Make any principal payment of or interest payment on, or purchase or acquire, or prepay, any Subordinated Indebtedness except in accordance with the provisions of the subordination thereof; or permit any notes or agreements evidencing Subordinated Indebtedness, or any subordination agreement executed in connection therewith, to be modified or amended or any agreement or consent to be given thereunder whereby (i) any provisions thereof relating to the subordination thereof to the Notes are waived, modified or discharged, or (ii) there is any acceleration of the maturities therein provided.

7.4 Investments or Loans. Except as otherwise expressly permitted by this Section 7.4, neither the Company nor any of its Subsidiaries shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that (a) the Company and its Subsidiaries may make Loans that comply with the Credit and Collection Policy and Requirements of Law and up to $200,000 in the aggregate of other Loans that do not comply with the Credit and Collections Policy, (b) the Company may maintain its existing investments in its Subsidiaries as of the Closing Date, (c) the Company may hold Indebtedness consisting of intercompany loans and advances made by Company to its Subsidiary, provided that (A) each such Subsidiary shall have executed and delivered to the Company, on the Closing Date, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by such Subsidiary to the Company which Intercompany Notes shall be in form and substance satisfactory to the Purchasers and shall be pledged and delivered to the Purchasers pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) the Company shall record all intercompany transactions on its books and records in a manner satisfactory to the Purchasers; (C) at the time any such intercompany loan or advance is made by the Company to any Subsidiary thereof and after giving effect thereto, the Company shall be Solvent; (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; and (F) the aggregate amount of such intercompany Indebtedness shall not exceed $8,000,000 at any one time outstanding, (d) so long as no Default or Event of Default shall have occurred and be continuing, the Company may make investments up to $250,000 in the aggregate, subject to Control Letters in favor of the Purchasers or otherwise subject to a perfected security interest in favor of the Purchasers, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior secured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) time deposits, maturing no more than 30 days from the date of creation thereof with A Rated Banks, (f) subject to Section 3.2, the Company may purchase Loans from Participating Lenders that are compliant with the Credit and Collections Policy, and (e) to any SPE in connection with any Securitization prior to the Closing Date and in connection with any Securitizations consummated after the Closing Date to the extent the Company complies with its obligations under Sections 6.14 and 12.17.

7.5 Disposal of Property. The Company will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its Properties, assets (including Capital Stock) or rights, except (i) sales or other dispositions in the ordinary course of business of equipment which is obsolete, uneconomical or no longer useful in its business or which is being replaced with other equipment of substantially equal or greater utility in an aggregate amount not to exceed $50,000 in any Fiscal Year, (ii) other sales or other dispositions of Property, including but not limited to sales or dispositions of Loans to Participating Lenders, and to Brooke Credit Funding LLC, Brooke Warehouse Funding, LLC and Brooke Canada Funding, Inc., for the sole purpose of collateralizing a related advance under the Warehouse Line of Credit for the amount of such Loan and the receipt of the proceeds of such advance, and to SPEs for purposes of Securitization where such sale or disposition (a) is an arm’s length transaction, (b) the sale price is at least the fair market value of the Property sold and (c) if required by the terms of the Senior Debt Documents, the proceeds of the sale or disposition is applied to the permanent repayment of the Senior Debt in any Fiscal Year, (iii) sales of Loans to SPEs in connection with Securitization Transactions consistent with past practice to the extent and conditioned upon the compliance by the Company with its obligations under Section 6.14 and, further, that no Default or Event of Default shall exist hereunder or occur as a result thereof.

7.6 No Inconsistent Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any contractual obligation or enter into any amendment or other modification to any currently existing contractual obligation, which by its terms restricts or prohibits the ability of the Company to pay the principal of or interest on the Notes or prohibits the ability of the Company to fully satisfy all of their obligations under the Purchaser Documents. The Company will not, nor will it permit any of its Subsidiaries to, enter into any agreement prohibiting the Company or any of its Subsidiaries from granting a Lien to a third party.

7.7 Certain Amendments of Senior Debt Documents and Other Transaction Documents. The Company will not, and will not permit any of its Subsidiaries to, amend, modify or alter, or permit to be amended, modified or altered (a) any of the Senior Debt Documents or the Senior Debt (in a refinancing thereof or otherwise), or (b) any of the other Transaction Documents, in any way which would materially and adversely affect the Purchasers.

7.8 Financial Covenants. The Company and its Subsidiaries shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a) Prepayment Rate. The Company and its Subsidiaries shall have, on a consolidated basis, as of the end of each Fiscal Quarter beginning with the Fiscal Quarter ending December 31, 2006 and as of the end of each Fiscal Quarter thereafter, a Prepayment Rate for the twelve (12) month period then ended, of less than or equal to twenty percent (20%).

(b) Loan Loss Rate. The Company and its Subsidiaries shall have, on a consolidated basis, as of the end of each Fiscal Quarter beginning with the Fiscal Quarter ending December 31, 2006 and as of the end of each Fiscal Quarter thereafter, a Loan Loss Rate for the twelve (12) month period then ended, of less than or equal to one and one half of one percent (1.5%).

(c) Minimum Fixed Charge Coverage Ratio. The Company and its Subsidiaries shall have on a consolidated basis as of the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio, for the twelve (12) month period then ended, of not less than the following:

Period	Minimum Ratio

December 31, 2006

March 31, 2007

June 30, 2007

September 30, 2007

December 31, 2007

March 31, 2008

June 30, 2008

September 30, 2008

December 31, 2008

March 31, 2009

June 30, 2009

September 30, 2009

December 31, 2009

March 31, 2010

June 30, 2010

September 30, 2010

December 31, 2010

March 31, 2011

June 30, 2011

September 30, 2011

December 31, 2011

March 31, 2012

June 30, 2012

September 30, 2012

December 31, 2012

and as of each Fiscal Quarter thereafter

1.5:1.0 1.5:1.0 1.5:1.0 1.5:1.0 1.5:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0 1.4:1.0

(d) Maximum Cash Leverage Ratio. The Company and its Subsidiaries shall have on a consolidated basis as of the end of each Fiscal Quarter, a Maximum Cash Leverage Ratio, for the twelve (12) month period then ended, of not greater than the following:

Period	Maximum Ratio

December 31, 2006

March 31, 2007

June 30, 2007

September 30, 2007

December 31, 2007

March 31, 2008

June 30, 2008

September 30, 2008

December 31, 2008

March 31, 2009

June 30, 2009

September 30, 2009

December 31, 2009

March 31, 2010

June 30, 2010

September 30, 2010

December 31, 2010

March 31, 2011

June 30, 2011

September 30, 2011

December 31, 2011

March 31, 2012

June 30, 2012

September 30, 2012

December 31, 2012

and as of each Fiscal Quarter thereafter

7.0:1.0 6.0:1.0 6.0:1.0 5.4:1.0 5.4:1.0 5.5:1.0 5.5:1.0 5.5:1.0 5.5:1.0 5.3:1.0 5.3:1.0 5.3:1.0 5.3:1.0 5.1:1.0 5.1:1.0 5.1:1.0 5.1:1.0 5.1:1.0 5.1:1.0 5.1:1.0 5.1:1.0 5.1:1.0 5.1:1.0 5.1:1.0 5.1:1.0

(e) Maximum Total Leverage Ratio. The Company and its Subsidiaries shall have on a consolidated basis as of the end of each Fiscal Quarter, a Maximum Total Leverage Ratio, for the for the twelve (12) month period then ended, of not greater than the following:

Period	Maximum Ratio

December 31, 2006

March 31, 2007

June 30, 2007

September 30, 2007

December 31, 2007

March 31, 2008

June 30, 2008

September 30, 2008

December 31, 2008

March 31, 2009

June 30, 2009

September 30, 2009

December 31, 2009

March 31, 2010

June 30, 2010

September 30, 2010

December 31, 2010

March 31, 2011

June 30, 2011

September 30, 2011

December 31, 2011

March 31, 2012

June 30, 2012

September 30, 2012

December 31, 2012

and as of each Fiscal Quarter thereafter

12.1:1.0 12.4:1.0 11.9:1.0 11.9:1.0 11.9:1.0 11.4:1.0 11.4:1.0 11.4:1.0 11.4:1.0 11.5:1.0 11.5:1.0 11.5:1.0 11.5:1.0 11.1:1.0 11.1:1.0 11.1:1.0 11.1:1.0 11.1:1.0 11.1:1.0 11.1:1.0 11.1:1.0 11.1:1.0 11.1:1.0 11.1:1.0 11.1:1.0

7.9 Change of Jurisdiction, Corporate Name or Location; Change of Fiscal Year.

Neither the Company nor any of its Subsidiaries shall (a) change its jurisdiction of organization and/or organization and/or organizational identification number (if any), (b) change its corporate name or (c) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in any case without at least thirty (30) days prior written notice to the Purchasers and after the Purchasers’ written acknowledgment that any reasonable action requested by the Purchasers in connection therewith, including to continue the perfection of any Liens in favor of the Purchasers, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. Without limiting the foregoing, neither the Company nor any of its Subsidiaries shall change its location, name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-506 of the UCC or any other then applicable provision of the UCC except upon prior written notice to the Purchasers and after the Purchasers’ written acknowledgment that any reasonable action requested by the Purchasers in connection therewith, including to continue the perfection of any Liens in favor of the Purchasers, in any Collateral, has been completed or taken. Neither the Company nor any of its Subsidiaries shall change its Fiscal Year.

7.10 Anti-Terrorism Laws. Neither the Company nor any of its Subsidiaries shall conduct, deal in or engage in or permit any Affiliate or agent of the Company within its control to conduct, deal in or engage in any of the following activities: (i) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (“Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. The Company shall deliver to the Purchasers any certification or other evidence requested from time to time by the Purchasers, in their sole discretion, confirming compliance of the Company and its Subsidiaries with this Section 7.10.

7.11 Loan Funding Mechanics. To the extent applicable, with respect to the origination of new Loans after the Closing Date, the Company shall not request or receive an advance from the O/C Line in excess of seventeen percent (17.0%) of the aggregate principal amount of the Warehouse Loans that remain outstanding at the time such advance is made. The Company shall not request or incur any Indebtedness, with a priority of Lien either senior to or pari passu with the priority of Lien of the Purchasers, in connection with the financing of existing Loans which become Securitized Loans in connection with a Securitization, in excess of ninety-five percent (95%) of the aggregate principal amount of all such Loans.

7.12 Solicitation of Holders. The Company, its Subsidiaries and their Affiliates will not directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes as consideration for or as an inducement to entering into by any holder of Notes any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, pro rata based on the principal amount outstanding to the holders of the then outstanding Notes.

SECTION 8. EVENTS OF DEFAULT.

8.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a) All or any portion of the principal, premium, if any, or other amounts payable on the Notes or under the Purchaser Documents is not paid when due (including any required amount of prepayment required by Section 3.1(b)); provided, however, in the case of a scheduled payment of interest, if such amount is not paid within three (3) Business Days of the last day of such Interest Period; or

(b) A breach by the Company of any of the covenants, conditions, promises or agreements contained in (i) Sections 6.1, 6.2, 6.4, 6.7, 6.8, 6.9, 6.11, or 6.14 which continues for a period equal to the longer of five (5) Business Days from Knowledge of the Company thereof (including without limitation, as a result of a notice from the Purchasers) and ten (10) Business Days from the occurrence thereof (unless a time period for compliance with such covenant is already set forth thereunder, in which case upon failure to comply with such covenant in the prescribed time period, such Event of Default shall be automatic) and (ii) Sections 3.1(f), 3.2, 6.3, 6.12, 6.15, 6.16 or Section 7; or

(c) A breach by the Company or any of its Subsidiaries of any of the covenants, conditions, promises or agreements contained in any other provision of this Agreement or any other Purchaser Document (other than those specified in clauses (a) and (b) above), and such breach continues for a period equal to the longer of ten (10) Business Days from Knowledge thereof (unless a time period for compliance with such covenant is already set forth thereunder, in which case upon failure to comply with such covenant in the prescribed time period, such Event of Default shall be automatic) and twenty (20) Business Days from the occurrence thereof; or

(d) Any warranty or representation heretofore, now or hereafter made by the Company in or pursuant to the Purchaser Documents, the Senior Debt Documents or the Securitization Documents is determined by the Purchasers to be, or have been, untrue or incorrect in any material respect as of the date as of which made; or any schedule, certificate, statement, report, financial data, notice or other writing furnished at any time by the Company to the Purchasers under or pursuant to the Purchaser Documents or the Securitization Documents is untrue or incorrect in any material respect on the date as of which made; or

(e) A judgment or order requiring payment in excess of more than $200,000 shall be rendered against the Company and such judgment or order shall remain unsatisfied or undischarged or unbonded and in effect for thirty (30) consecutive days without a stay of enforcement or execution; or

(f) A notice of Lien, levy or assessment (other than a Permitted Lien) is filed or recorded with respect to any material portion of the assets of the Company by any party, or action is taken or commenced by any Governmental Authority on account of any taxes or debts owing at any time or times hereafter which results in a Lien (other than a Permitted Lien) upon any material portion of the assets of the Company unless such Lien is being contested in good faith; or

(g) Any material portion of the assets of the Company is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or

(h) A proceeding under 11 U.S.C. §§101 et seq., as amended, and any similar or successor Federal statute, and the rules and regulations thereunder (collectively, the “Bankruptcy Code”), seeking an order for relief or under any other bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Company and such proceeding is not dismissed within thirty (30) Business Days of the date of its filing, or a proceeding under the Bankruptcy Code seeking an order for relief or under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Company, or the Company makes an assignment for the benefit of creditors, or the Company takes any corporate action to authorize any of the foregoing; or

(i) The Company voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated without the consent of the Purchasers (other than pursuant to a Subsidiary merger permitted hereunder); or

(j) The Company becomes insolvent or fails generally to pay its debts as they become due; or

(k) The Company fails to pay any principal of or interest on any Indebtedness having an outstanding principal amount of $100,000 or more (“Material Indebtedness”) (including without limitation any such Indebtedness assumed or guaranteed) for a period longer than the grace period, if any, provided for such payment; or any default is declared under any instrument or agreement evidencing, creating, securing or otherwise relating to Material Indebtedness (including without limitation any guaranty or assumption agreement relating to such Material Indebtedness) or other event occurs and continues beyond any applicable grace period, and the effect of such default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or their representative) to cause, such Material Indebtedness (or the obligations under any such guaranty or assumption agreement) to become due and payable prior to the stated maturity thereof; or

(l) The occurrence of a Mandatory Repurchase Event; or

(m) One or more ERISA Events shall occur that individually or in the aggregate result in or could reasonably be expected to result in a liability to the Company, or of its Subsidiaries or any of their respective ERISA Affiliates in excess of $200,000; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(1) of ERISA) individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceed $200,000; or

(n) Any Subsidiary Guaranty shall cease to be in full force and effect (other than as a result of a Subsidiary merger permitted hereunder), or any Subsidiary shall so assert; or any Subsidiary shall fail to execute and deliver a Subsidiary Guaranty upon request of the Purchasers; or

(o) (i) Any material provision of any Purchaser Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or either the Company or any of its Subsidiaries shall challenge the enforceability of any Purchaser Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Purchaser Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or (ii) any security interest created under any Security Document shall cease to be a valid and perfected first priority security interest or second priority security interest or Lien (as the case may be) (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby; other than with respect to failures to maintain the priority of the security interest of the Purchasers in the Collateral having a value of no more than $200,000 in the aggregate that exist for a period of no longer than thirty (30) days; or

(p) There shall occur the loss, suspension or revocation of, or failure to renew, any license or permit, qualification, authorization or contract right now held or hereafter acquired by the Company if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect; or

(q) (i) Prior to the consummation of a Qualified Public Offering, any Representing Party or any of their respective directors or executive officers or (ii) after to the consummation of a Qualified Public Offering, the Company, or any of their respective directors or executive officers, shall be convicted or found liable for (A) a state or federal misdemeanor where such conviction would have a Material Adverse Effect or (B) a state or federal felony; or

(r) the default by the Company (in its capacity as Seller), the Issuer or, any Servicer or Subservicer (if an Affiliate of the Company), in any of their respective payment obligations, covenants or agreements under any Securitization Document; or

(s) the default by the Company in any of its payment obligations, covenants or agreements under any other lease, contract or agreement and with respect to which such default would have a Material Adverse Effect.

If an Event of Default under paragraphs (h), (i) or (j) of this Section 8 shall occur, the Obligations shall automatically become due and payable. Upon the occurrence of any other Event of Default, and at any time thereafter, if such Event of Default shall then be continuing, the Purchasers may, by written notice to the Company, declare the Obligations due and payable, whereupon the same shall be immediately due and payable. In the event that the Notes become or are declared due and payable prior to their stated maturity, the same shall become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

SECTION 9. TRANSFERS.

9.1 Transfers. The Purchasers may sell or transfer any of the Notes, Warrants or Warrant Shares pursuant to the terms and conditions of this Agreement without the consent of the Company. The Purchasers acknowledge and agree that in addition to any other legend on the Notes, Warrants and certificates representing Warrant Shares held by them, substantially the following legend shall be typed on each Note, Warrant and certificate evidencing any of the Warrant Shares held at any time by any of the Purchasers:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

9.2 Participations. A Purchaser may wish to grant participations in all or part of the Notes to other accredited investors (“Investors”) pursuant to a participation agreement; provided, however, that at the time any such participation is granted by the grantor it will so inform the Company and furnish it the representation of each participating Investor that such Investor is acquiring his, her or its participation with no present intention of reselling or distributing the same and that such Investor is an “accredited investor” as defined under the Securities Act; and provided, further, that such participation agreement shall provide that the Purchasers selling or granting the participation shall retain the sole right to take or refrain from taking any action under the Purchaser Documents, except that such participation agreement may provide that the Purchasers shall not, without the consent of the participant, agree to any amendment or waiver that would have the effect of (i) extending the maturity date of the Notes or (ii) reducing any amount payable under the Notes, to the extent that the participant would be affected thereby. If at any time a Purchaser wishes to assign and transfer of record into the name of an Investor its participation and related rights and obligations arising under the Purchaser Documents, the Company will execute and deliver such agreements and instruments as the Purchasers may reasonably request (including without limitation new Notes in such amounts as the Purchasers may request) to effect the assignment and transfer to such Investor (in its own name) of such participation, or such part thereof as may be so assigned and transferred.

9.3 Issuance of New Notes. The Company will at any time, at its expense, at the request of a holder of a Note, and upon surrender of such Note for such purpose, issue a new Notes or Notes in exchange therefore, payable to the order of the holder or such Person or Persons as may be designated by such holder, dated the last date to which interest has been paid on the surrendered Notes, or, if such exchange shall take place prior to the due date of the first interest payment, the Closing Date, in such denominations as may be requested, in an aggregate principal amount equal to the unpaid principal amount of the Notes so surrendered and substantially in the form of such Note with appropriate revisions. Upon such exchange the term “Note” as used herein shall include such new Note or Notes.

SECTION 10. REPRESENTATIONS OF PURCHASERS.

Each Purchaser hereby severally and not jointly represents, warrants and covenants to the Company the following representations and warranties:

10.1 Purchase Entirely for Own Account. This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to the Company, which by such Purchaser’s execution of this Agreement such Purchaser hereby confirms, that the Notes and Warrants to be received by such Purchaser will be acquired for investment for such Purchaser’s own account (or the account of their respective affiliates), not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any applicable law, and that such Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same to any other Person. By executing this Agreement, such Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person, with respect to any of the Notes and Warrants.

10.2 Accredited Purchaser. Such Purchaser is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D of the Securities Act, as presently in effect.

10.3 Authority and Non-Contravention. The Purchaser Documents to which it is a party are valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors’ rights generally. The execution, delivery and performance of the Purchaser Documents to which it is a party have been duly authorized by all necessary corporate or other action of such Purchaser.

10.4 Organization and Corporate Power. Such Purchaser is a limited partnership or a company with limited liability formed, validly existing and in good standing under its jurisdiction of formation. Such Purchaser has all requisite power and authority to own its properties, to carry on its business as presently conducted, to enter into and perform its obligations, if any, under the Purchaser Documents.

SECTION 11. JUDICIAL PROCEEDINGS.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the State of New York in the City of New York over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Purchaser Documents. To the fullest extent it may effectively do so under applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in paragraph (a) above brought in any such court shall, subject to such rights of appeal on issues other than jurisdiction as may be available, be conclusive and binding upon it and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it is or may be subject) by a suit upon such judgment.

(c) The Company consents to service of process in any suit, action or proceeding of the nature referred to in paragraph (a) above by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to its address specified in or designated pursuant to Section 12.1. Such service (i) shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Company.

(d) Nothing in this Section 11 shall affect the right of any of the Purchasers to serve process in any manner permitted by law, or limit any right that the Purchasers may have to bring proceedings against the Company in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one (1) jurisdiction in any other jurisdiction.

(e) Upon breach or default by either party with respect to any obligation hereunder or under any of the other Purchaser Documents, the other parties shall be entitled to protect and enforce their rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.

SECTION 12. MISCELLANEOUS.

12.1 Notices. All notices, requests, demands or other communications to or upon the respective parties hereto (including those required to be given pursuant to Section 6.11) shall be in writing and shall be deemed to have been given or made, and all financial statements, information and the like required to be delivered hereunder shall be deemed to have been delivered, either (a) three (3) Business Days after deposited in the United States certified mail, return receipt requested, with postage prepaid, (b) one (1) Business Day after delivery to a nationally recognized courier, designated for overnight delivery with all fees prepaid, in either case addressed to the Company, 10950 Grandview Drive, Building 34, Suite 600, Overland Park, Kansas 66212, Facsimile: (913) 661-0123, Attn: Anita Larson, e-mail: larsa@brookecorp.com, with a copy to Polsinelli Shalton Welte Suelthaus PC, 6201 College Boulevard, Overland Park, KS 66211, Facsimile: (913) 451-6205, Attention William M. Schutte, Esq., email: wschutte@pswslaw.com, to the Purchasers or the Observers, at the address set forth on Exhibit A hereto, or to such other address any either of them shall specify in writing to the others as the case may be, with a copy to Proskauer Rose LLP, One International Place, Boston, MA 02110, Facsimile: 617-526-9899, Attention: Steven M. Ellis, Esq., e-mail: sellis@proskauer.com or (c) by electronic communications (including e-mail) and shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided, however, that if any such notice or communication is not sent during normal business hours, such notice shall be deemed to have been sent at the opening of business on the next Business Day. The Company shall maintain registers of the holders of the Notes, and the Company shall maintain registers of the Warrants and Warrant Shares, each which shall contain the last address specified as provided in the preceding sentence. Upon reasonable request of any Purchaser, the Company will deliver to such Purchaser, at the Company’s expense, additional copies of all financial statements, information and the like required to be provided to the Purchasers hereunder.

12.2 Cumulative Remedies, Etc. No failure or delay on the part of the Purchasers in exercising any right, power or privilege hereunder, and no course of dealing between the Company and the Purchasers, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Purchasers would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Purchasers to take any other or further action in any circumstances without notice or demand.

12.3 No Oral Changes; Assignment. This Agreement may not be changed or terminated orally. This Agreement shall be binding upon the Company and the Purchasers and their successors and assigns. The Company shall not make any assignment of its rights under this Agreement or subject this Agreement or its rights hereunder to any Lien; and any such Lien shall be absolutely void and unenforceable as against the Purchasers.

12.4 Several Obligations. The Purchasers shall not be jointly obligated hereunder; their obligations are several. The sales of the Notes and the Warrants to each Purchaser shall be deemed separate sales to each Purchaser. Notwithstanding any provision of this Agreement, the Company shall not be obligated to sell less than all of the Notes and Warrants, and the Purchasers shall not be obligated to purchase any of the Notes and Warrants unless all of the Notes and Warrants are sold.

12.5 Costs and Expenses. The Company shall pay on demand all reasonable fees, costs and expenses of the Purchasers, as and when incurred in connection with, or otherwise payable by the Company with respect to: (a) the preparation, negotiation, execution, delivery, administration, default, collection, waiver or potential waiver, amendment or potential amendment of any term, provision, benefit or requirement of this Agreement or the other Purchaser Documents (including, without limitation, any environmental and other “due diligence” investigations); (b) the Purchasers’ exercise, preservation or enforcement of any of their rights, remedies or options hereunder; (c) the granting, perfecting and protecting of liens upon and security interests in any collateral now or hereafter securing the Company’s obligations under this Agreement and the other Purchaser Documents; and (d) the prosecution of any claim (including the evaluation of or preparation for any actual or such potential claim) in any way arising out of, related to or connected with this Agreement or any of the other Purchaser Documents; including in each case, without limitation, (i) reasonable fees and expenses of counsel, (ii) reasonable fees and expenses for accounting, consulting, brokerage or other similar professional fees or expenses, (iii) any reasonable fees and expenses associated with travel or other costs relating to any appraisals (except with respect to any appraisal relative to the value of the Warrants, the costs of which shall be borne as set forth in the Warrants) or examinations conducted under this Agreement and the other Purchaser Documents or any collateral therefore (including, without limitation, the collateral described in the Security Agreement) to the extent that the Company is responsible for such fees and expenses, (iv) all reasonable filing fees and other taxes and fees payable or determined to be payable in connection therewith, including, without limitation, documentary, stamp and similar taxes and assessments and all recording and filing fees charged by any Governmental Authority; and (v) all other reasonable costs and expenses incurred by the Purchasers as are payable by the Company pursuant to Section 12.8 hereof or pursuant to any other provision of this Agreement or any of the other Purchaser Documents. All of the foregoing fees, costs and expenses (including but not limited to the costs and expenses of the Observers as set forth in Section 6.12 hereof) are referred to herein collectively as the “Costs and Expenses.” The Costs and Expenses shall bear interest at the default rate described in Section 3.1(d) hereof from the date that is thirty (30) days after the due date thereof until paid. The Company hereby acknowledges that its obligations under this

Section: (A) are secured by any and all collateral now or hereafter securing the Company’s obligations under this Agreement and the other Purchaser Documents (including, without limitation, the collateral described in the Security Agreement), (B) shall survive any termination of this Agreement and (C) are absolute and unconditional regardless of whether or not the Transactions are consummated.

12.6 Loss or Destruction of Notes. Upon receipt by the Company of notice of the loss, theft, destruction or mutilation of any Note, and (in the case of loss, theft or destruction) of indemnity satisfactory to the Company (the holder’s undertaking shall be satisfactory indemnity in the case of loss, theft or destruction of any Note owned by the holder), and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender or cancellation of such Note, if mutilated, the Company shall make and deliver a new Note of like tenor in lieu of the lost, stolen, destroyed or mutilated Note.

12.7 Allocation of Payments among Purchasers. The Purchasers of Notes agree among themselves that, with respect to all sums received by such Purchasers applicable to the payment of principal of, premium, if any, or interest on the Notes, equitable adjustment will be made among such Purchasers so that, in effect, all such sums shall be shared ratably by all of such Purchasers holding Notes whether received by voluntary payment, by realization upon security, by the exercise of the right of setoff, by counter-claim or cross-action or by the enforcement of any or all of the Notes. If any Purchaser receives any payment on its Notes in excess of its pro rata portion, then such Purchaser receiving such excess payment shall purchase for cash from the other Purchasers holding Notes shares in their Notes in such amounts as shall result in a ratable participation by all of the Purchasers holding Notes in the aggregate unpaid amount of Notes then outstanding. In addition to the provisions set forth in this Section 12.7, two or more of the Purchasers may enter into agreements among themselves for the allocation of proceeds, and if requested, the Company hereby agrees to abide by such agreements.

12.8 Indemnification.

(a) The Company agrees to indemnify and hold harmless each Purchaser and any subsequent holder of the Notes or the Warrants, and their respective directors, officers, employees, stockholders, members, partners and Affiliates from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs, reasonable expenses and disbursements incurred by the Purchasers in any way relating to, in connection with, or arising out of this Agreement and any of the Purchaser Documents or Transaction Documents or any of the transactions contemplated hereby or thereby and any Environmental Liabilities (all the foregoing, collectively, the “Indemnified Liabilities”). The obligations of the Company under this Section 12.8 shall survive and continue to be in full force and effect notwithstanding the termination of this Agreement.

(b) To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waive, any claim against each Purchaser and any subsequent holder of the Notes or Warrants, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Purchaser Document or any agreement or instrument contemplated hereby or thereby, the purchase of the Notes or the use of the proceeds thereof.

12.9 Governing Law; WAIVER OF JURY TRIAL. This Agreement, the other Purchaser Documents and the other agreements and instruments executed as provided herein and therein, and the rights and obligations of the parties hereunder and thereunder, shall be construed and interpreted in accordance with and governed by the internal laws of the State of New York without regard to the conflict of laws principles thereof. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ADMINISTRATIVE AGENT, LENDERS AND ANY LOAN PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

12.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12.11 Captions; Gender. The descriptive headings of the Sections of this Agreement are inserted for convenience only and shall not affect the meaning, construction or interpretation of any of the provisions hereof. The use of the neuter form of a pronoun shall be deemed, where appropriate, to include the masculine and feminine forms of such pronoun.

12.12 Survival; Right to Indemnification. All representations, warranties, covenants, and obligations in the Purchaser Documents, the certificates delivered pursuant to Section 5 hereof, and any other certificate or document delivered pursuant to the Purchaser Documents will survive the Closing. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of the Purchaser Documents or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment or damages, or other remedy based on such representations, warranties, covenants, and obligations.

12.13 Purchaser May Perform. If the Company or any of its Subsidiaries fails to perform any agreement contained herein or in any of the other Purchaser Documents, the Purchasers may, but shall not be obligated to, perform or cause the performance of such agreement, and the costs and expenses incurred by the Purchasers in connection therewith shall constitute Costs and Expenses hereunder.

12.14 Integration. This Agreement (including all Exhibits and Schedules attached hereto) and the other Purchaser Documents, together with all certificates and other documents executed and delivered in connection herewith or therewith or pursuant hereto or thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

12.15 Severability; Construction.

(a) Any term or provision of this Agreement or of any of the other Purchaser Documents which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and conditions of this Agreement or of any of the other Purchaser Documents or affecting the validity or unenforceability of any of the terms or provisions of this Agreement or any of the other Purchaser Documents in any other jurisdiction. If any provision of this Agreement or of any of the other Purchaser Documents is so broad as to be unenforceable, the provision that be interpreted to be only so broad as is enforceable.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement is the joint drafting product of the parties hereto and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

12.16 Amendments. This Agreement may be amended, modified or supplemented only in a writing signed by or on behalf of the Company and a Majority Interest, except that no such amendment or waiver shall, unless signed by each Purchaser (i) reduce the principal of or rate of interest on the Notes or reduce any Fees, the Change of Control Premium, or the Optional Redemption Amount hereunder, (ii) postpone the date fixed for any payment of principal of or interest on the Notes or any Fees hereunder, (iii) voluntarily release any Collateral (except as contemplated by this Agreement or any other Purchaser Document), (iv) voluntarily release any of the Company or any of its Subsidiaries from its Obligations hereunder and the other Purchaser Documents, (vi) change the definition of “Majority Interest”, (v) amend Section 3.1(b), (vi) amend Section 12.7, or (vii) amend this Section 12.16.

12.17 Further Assurances. At the request of the Purchasers at any time and from time to time, the Company shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of the Purchaser Documents. No information provided by the Company to the Purchasers after the Closing will contain any untrue statement or alleged untrue statement of any material fact or fail to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading.

12.18 Confidentiality. Each Purchaser agrees that it will keep confidential and will not disclose or divulge any confidential or proprietary information such Purchaser may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company, to the Purchaser pursuant to this Agreement, any related agreements, or pursuant to visitation or inspection rights granted hereunder, unless (i) such information is or becomes known publicly through no fault of Purchaser or (ii) Purchaser learns of such information from a third party who it is believed in good faith is entitled to disclose it. A Purchaser may make (i) disclosures of such information to Affiliates of such Purchaser and to their agents and advisors (and to other persons authorized by a Purchaser to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 12.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Purchaser of any of the Notes or any participations therein, provided, that, such Person shall execute and deliver a non-disclosure agreement providing equivalent protection to the Company as is provided under this Agreement, (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Parent, the Company and their respective Subsidiaries received by it from any of the Purchasers, and (iv) disclosures required or requested by any Governmental Authority or representative thereof pursuant to legal process; provided, unless specifically prohibited by applicable law or court order, each Purchaser shall make reasonable efforts promptly to notify the Parent and the Company of any request by any Governmental Authority or representative thereof for disclosure.

[Remainder of page intentionally left blank; signature page follows]

If you are in agreement with the foregoing Note and Warrant Purchase Agreement, please sign in the space provided below.

Company:

BROOKE CREDIT CORPORATION

By:	/s/ Michael S. Lowry
Name:	Michael S. Lowry
Title:	President and Chief Executive Officer

Agreed and consented by the Parent solely with respect to Section 3.1(b) and Section 6.12 hereof.

Parent:

BROOKE CORPORATION

By:	/s/ Anita Larson
Name:	Anita Larson
Title:	President and Chief Operating Officer

Agreed and consented by each Representing Party solely with respect to Section 4.

Parent:

BROOKE CORPORATION

By:	/s/ Anita Larson
Name:	Anita Larson
Title:	President and Chief Operating Officer

BROOKE FRANCHISE CORPORATION

By:	/s/ Shawn T. Lowry
Name:	Shawn T. Lowry
Title:	President and Chief Executive Officer

BROOKE AGENCY SERVICES COMPANY, LLC

By:	/s/ Shawn T. Lowry
Name:	Shawn T. Lowry
Title:	President

BROOKE BROKERAGE CORPORATION

By:	/s/ Michael Hess
Name:	Michael Hess
Title:	Vice President

CJD & ASSOCIATES, LLC

By:	/s/ Michael Hess
Name:	Michael Hess
Title:	President

The foregoing is hereby accepted and agreed to as of the date first above written.

PURCHASERS:

FALCON MEZZANINE PARTNERS II, LP, a Delaware limited partnership

By:	Falcon Mezzanine Investments II, LLC, a Delaware limited liability company, its General Partner

	By:	/s/ William J. Kennedy Jr.
		Name:	William J. Kennedy Jr.
		Title:	Managing Director

Address:
c/o FMP Agency Services, LLC 21 Custom House Street; 10th Floor Boston, MA 02110 Attention: William J. Kennedy Jr. Facsimile: (617) 412-2799 e-mail: wkennedy@falconinvestments.com

FMP II CO-INVESTMENT, LLC

By:	/s/ William J. Kennedy Jr.
	Name:	William J. Kennedy Jr.
	Title:	Managing Director

Address:
c/o FMP Agency Services, LLC 21 Custom House Street; 10th Floor Boston, MA 02110 Attention: William J. Kennedy Jr. Facsimile: (617) 412-2799 e-mail: wkennedy@falconinvestments.com

[Signature Page to Note and Warrant Purchase Agreement]

JZ EQUITY PARTNERS PLC

By:	/s/ David W. Zalaznick
	Name:	David W. Zalaznick
	Title:	Investment Advisor/ Authorized Signatory

Address:

c/o Jordan/Zalaznick Advisers, Inc. 767 Fifth Avenue, Suite 4800 New York, NY 10153
Attention:	David W. Zalaznick and Douglas B. Lewis
Facsimile: (212) 980-4280

[Signature Page to Note and Warrant Purchase Agreement]

EXHIBIT A

TO NOTE AND WARRANT PURCHASE AGREEMENT

List of Purchaser Amounts

Purchaser	Notes		Warrants %		Number of Warrants
CLOSING
FALCON MEZZANINE PARTNERS II, LP FMP II CO-INVESTMENT, LLC	$ $	24,812,500.00 187,500.00	55.14 0.42	% %	186,514 1,409
JZ EQUITY PARTNERS PLC		$20,000,000.00	44.44%		150,339
TOTALS		$45,000,000.00	100.0%		338,262

EXHIBIT B

TO NOTE AND WARRANT PURCHASE AGREEMENT

Definitions

(a) As used in this Agreement, the following terms shall have the following meanings. Any term not defined in this Exhibit B shall have the meaning assigned to it elsewhere herein, or which is specifically incorporated herein by reference.

“Adjusted EBITA” shall mean with respect to the Company and its consolidated subsidiaries for any fiscal period, an amount equal to EBIT, less (a) any gain realized upon sale of Loans, Loan Participations and Securitized Loans, if any, plus (b) any loss upon sale of Loans, Loan Participations and Securitized Loans, if any, minus (c) all Interest Expense with respect to Non-Recourse Indebtedness, plus (d) amortization (including the amortization of the servicing assets and interest-only strip receivables), minus (e) any non-cash write-up of any asset, plus (f) any non-cash write-down of any asset, minus (g) other extraordinary non-cash gains, plus (h) other extraordinary non-cash losses (such as impairment losses).

“Affected Party” shall have the meaning set forth in Section 2.6(a).

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Capital Stock having ordinary voting power in the election of directors of such Persons, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, members, joint venturers and partners and (d) in the case of the Company, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of the Company. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude the Purchasers.

“Affiliate Subordination Agreement” shall have the meaning set forth in Section 5.1(a)(xxiv).

“Allstate Agency Agreement” shall mean an Allstate R3001 or R3001C Exclusive Agency Agreement between Allstate Insurance Company and a duly licensed insurance agent or insurance agency.

“Allstate Agent” shall mean any duly licensed insurance agent or insurance agency that has entered into an Allstate Agency Agreement with Allstate Insurance Company.

“Allstate Insurance Company” shall mean Allstate Insurance Company, an Illinois corporation, or any of its Affiliates.

“Allstate Loan” shall mean any Loan made to an Allstate Agent.

“Agreement” shall mean this Note and Warrant Purchase Agreement, together with all Exhibits and Schedules hereto, as from time to time amended, modified or supplemented.

“Approved Fund” shall mean a Fund that is administered or managed by (i) a Purchaser, (ii) an Affiliate of a Purchaser or (iii) an entity or Affiliate of an entity that administers or manages a Purchaser.

“Articles of Incorporation” shall have the meaning as set forth in Section 4.1(a).

“Bankruptcy Code” shall have the meaning set forth in Section 8.1(h).

“Base Balance Sheet” shall have the meaning set forth in Section 4.5(a).

“Blocked Account” shall mean a deposit account of the Company or its Subsidiaries which is covered by a Blocked Account Agreement and is a part of the Collateral.

“Blocked Account Agreement” shall mean a tri-party blocked account agreement in form and substance acceptable to the Purchasers.

“Brooke Insurance Agent” shall mean any duly licensed insurance agent or insurance agency party to a Brooke Insurance Franchise Agreement.

“Brooke Insurance Franchise Agreement” shall mean a franchise agreement between Brooke Franchise Corporation or Brooke Agency Services Company LLC, as successor to Brooke Franchise Corporation and a Brooke Insurance Agent.

“Brooke Insurance Loan” shall mean any Loan made to a Brooke Insurance Agent that has entered into a Brooke Insurance Franchise Agreement.

“Budget” shall mean the Company’s detailed analysis of its costs and expenditures in connection with each segment of its operations on a monthly and quarterly basis relative to the then applicable Fiscal Year.

“Business Day” shall mean any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City.

“Business Development Loans” shall mean any Loan made to a start up Brooke Insurance Agent.

“By-Laws” shall have the meaning as set forth in Section 4.1(a).

“Capital Lease” shall mean any lease of any Property (whether real, personal or mixed) of any Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of such Person.

“Capital Expenditures” shall mean, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or equity interests in a Person other than a corporation (including partnership interests and limited liability company interests), and any and all warrants, options, conversion rights or other rights to obtain any of the foregoing.

“Cash on Cash Return” shall mean, during any period, the amount obtained by dividing (i) the aggregate cash payments made by the Company or its Subsidiaries to the Purchasers in respect of the Notes and Warrants; provided, however that only the following amounts shall be considered “cash payments” for purposes of this definition: (A) the amount of cash interest payments received by the Purchasers after the Closing Date but prior to the Mandatory Repurchase Event; (B) the amount of any accrued but unpaid interest paid to the Purchasers in connection with the Mandatory Repurchase Event; (C) the amount of any premium paid to the Purchasers in connection with one or more partial redemptions of the Notes, if any; (D) the aggregate principal amount of any Notes redeemed or repurchased prior to or in connection with the Mandatory Repurchase Event; (E) the Structuring Fee and (F) the amount of Exit Sale Proceeds irrevocably set aside for payment to the Purchasers in connection with the Mandatory Repurchase Event, by (ii) $45,000,000, the purchase price of the Notes.

“Cash Leverage Ratio” shall mean, as of any date of determination, the ratio of (x) Indebtedness for Borrowed Money (less the aggregate amount of unrestricted cash on the balance sheet, but, plus any amounts of accounts payable that are past due) to (y) Adjusted EBITA.

“Credit Review Alert Report” shall mean that certain report issued on a monthly basis by the Company which shall list all Loans which shall become or continue to be classified as “Watch” or “Fail” during such monthly period.

“Change of Control Premium” shall mean from the period beginning on (a) the Closing Date through and including the third anniversary of the Closing Date, an amount of cash that is necessary to provide the Purchasers with an aggregate Cash on Cash Return equal to $51, 750,000, which is one hundred fifty percent (150%) of the original face amount of the Notes; provided, however, in the event that the Purchasers would receive a Cash on Cash Return in excess of the Make-Whole Amount, the amount of the Change of Control Premium shall be reduced to the Make-Whole Amount, and (b) the day immediately succeeding the third anniversary of the Closing Date and ending on the fifth anniversary date of the Closing Date, an amount equal to the applicable Optional Redemption Amount, and in no event shall the Change of Control Premium be less than zero at any time.

“Chairman” shall mean Anita Larson, or her duly appointed successor.

“Chief Executive Officer” shall mean Michael S. Lowry, or his duly appointed successor.

“Chief Financial Officer” shall mean Pamela A. Breuckmann, or her duly appointed successor.

“Closing” shall mean the purchase of Notes and Warrants on the Closing Date.

“Closing Date” shall mean October 31, 2006.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning given thereto in the Security Agreement.

“Collateral Agency Agreement” shall mean that certain Collateral Agency Agreement dated as of the Closing Date between the Purchasers and acknowledged and consented to by the Company and which designates the Collateral Agent.

“Collateral Agent” shall mean FMP Agency Services, LLC, and its successors named pursuant to that certain Collateral Agency Agreement dated as of the Closing Date.

“Common Stock” shall have the meaning set forth in Section 4.3.

“Company” shall mean Brooke Credit Corporation, a Kansas corporation.

“Consolidated” shall, when used with reference to any financial information pertaining to (or when used as a part of any defined term or statement pertaining to the financial condition of) the Company, mean the accounts of the Company and its Subsidiaries determined on a consolidated, as the case may be, all determined as to principles of consolidation and, except as otherwise specifically required by the definition of such term or by such statements, as to such accounts, in accordance with GAAP.

“Costs and Expenses” shall having the meaning set forth in Section 12.5.

“Credit and Collection Policy” shall mean (i) with respect to the Allstate Loans, the Brooke Credit Corporation Credit Policy for Allstate Captive Agency Lending, dated as of April 1, 2005, (ii) with respect to the Brooke Insurance Loans, the Brooke Credit Corporation Credit Policy Loan Program: Independent Insurance Agencies, dated as of December 1, 2003, (iii) with respect to the Funeral Service Loans, the Brooke Credit Corporation Credit Policy for Funeral Home Financing, dated as of August 1, 2006, (v) with respect to Managing General Agent Loans, the Brooke Credit Corporation Credit Policy for Managing General Agent Loans, dated as of January 1, 2006, and (vi) with respect to Business Development Loans, the Brooke Credit Corporation Credit Policy for Business Development Loans (Independent Insurance Agents (Conversion)), dated as of January 31, 2006 each as set forth in Exhibits J-1, J-2, J-3, J-4 and J-5 respectively, and as the same has been approved in writing by the Purchasers.

“Default” shall mean any one of the events specified in Section 8 which is or would become, with the lapse of time specified therein or the giving of any required notice, or both, an Event of Default.

“Deposit Account” shall have the meaning as set forth in the Security Agreement.

“Disqualified Stock” shall mean any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is two (2) years following the Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Capital Stock referred to in (a) above, in each case at any time on or prior to the date that is two (2) years following the Maturity Date, or (c) is entitled to receive a preference in the payment of dividends or distributions (other than for taxes attributable to the operations of the business) prior to the time that the Obligations are paid in full, or (d) has the benefit of any covenants or agreements that restrict the payment of any of the Obligations or that otherwise impose any material restrictions on the operation of the business.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“DZ Fee Letter” shall mean that certain fee letter dated as of August 27, 2004 among Brooke Credit Funding, LLC, as the borrower, the Company, as Seller and Subservicer, the Parent, as Master Agent Servicer and Performance Guarantor, Autobahn Funding Company LLC, as the lender and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as the agent

“DZ Prepayment Fee” shall mean the “Prepayment Fee” as defined in the DZ Fee Letter.

“EBIT” shall mean, with respect to any Person for any fiscal period, an amount equal to (a) consolidated net income of such Person for such period, minus (b) any income tax credits, to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for Taxes, (ii) Interest Expense with respect to Total Indebtedness, and (iii) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Capital Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) interest and other expenses associated with the Warrants; (3) early termination fees under the Senior Credit Agreement in connection with any termination of the Warehouse Line of Credit with DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as the Agent; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any net gain from the collection of the proceeds of life insurance policies; (6) any net loss from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) any net loss arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (9) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (10) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

“Environmental Law” shall mean any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation, the Rivers and Harbors Act of 1899, 33 U.S.C. §401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, as amended (“CERCLA”) 42 U.S.C. §9601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq.; the Clean Water Act, 33 U.S.C. §1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. §3808 et seq.; and their counterparts under state and any local law.

“Environmental Liabilities” shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” shall mean all permits, licenses, authorizations, certificates, approvals, registrations or other written documents required by any Governmental Authority under any Environmental Laws.

“Environmental Notice” shall mean any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other communication, written or oral, actual or threatened, from the United States Environmental Protection Agency or other Governmental Authority, concerning any intentional or unintentional act or omission which involves Management of Hazardous Substances on or off the Property of the Company, or concerning any alleged violation of or responsibility under Environmental Laws, in each case which reasonably could be expected to result in a material liability to the Company or the imposition of a Lien on any Property of the Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each corporation or trade or business (whether or not incorporated) which together with the Company or any of its Subsidiaries would be treated as a single employer under the provisions of Title I or Title IV of ERISA or Section 414 of the Code.

“ERISA Event” shall mean (i) a Reportable Event; (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), which has not been waived; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan Pension (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify for exemption from taxation under Section 501(a) of the Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” shall mean any one or more of the events specified in Section 8, provided that any requirement set forth in such Section 8 for the giving of notice or the lapse of time, or both, has been satisfied.

“Existing Over-Collateralization Loan Facilities” shall have the meaning set forth in Exhibit E.

“Exit Sale Proceeds” shall mean the net amount of cash and Marketable Securities (and shall not include any other form of proceeds) received by a Purchaser in respect of such Purchaser’s Warrant (or Warrant Shares issued upon an exercise prior to such Mandatory Repurchase Event) as a result of a Mandatory Repurchase Event.

“Extraordinary Receipt” shall mean any (a) Net Cash Proceeds received by or paid to or for the account of the Company in connection with any sale, lease, transfer or other disposition of any of its Properties and assets (other than those specified in clauses (i), (ii) and (iii) of Section 7.5), (b) tax refunds, (c) Pension Plan reversions, (d) proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings or credit insurance payments to the extent such payments reimburse losses on Loans and reimbursements under credit enhancements), condemnation awards (and payments in lieu thereof) and (e) indemnity payments.

“Extraordinary Event” shall mean the occurrence of an event which shall result in the realization of an Extraordinary Receipt in excess of the amount of $250,000 by the Company.

“Falcon” shall have the meaning as set forth in Section 6.12.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of quotations for such day for such transactions received by the Purchasers from three Federal funds brokers of recognized standing selected thereby.

“Fees” shall mean any and all fees payable to Purchasers pursuant to this Agreement or any of the other Purchaser Documents, including but not limited to the Structuring Fee.

“Financial Statements” shall mean the consolidated income statements, statements of cash flows and balance sheets of the Company delivered in accordance with Sections 4.5 and 6.1.

“Fiscal Quarter” shall mean any of the quarterly accounting periods of the Company and its Subsidiaries, ending on September 30, December 31, March 31 and June 30 of each year.

“Fiscal Year” shall mean any of the annual accounting periods of the Company and its Subsidiaries ending on December 31 of each year.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (x) Adjusted EBITA less Capital Expenditures to (y) Taxes (including required periodic payments of Taxes paid in cash to Parent with respect to the Company’s allocable share of Taxes on a consolidated basis) paid in cash plus Interest Expense paid in cash in respect of Indebtedness for Borrowed Money.

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in notes, commercial loans and similar extensions of credit in the ordinary course of business.

“Funding Source” means (i) the Purchasers and/or any of their Approved Funds, respectively and (ii) any other insurance company, bank or other financial institution providing liquidity, credit enhancement or back-up purchase support or facilities to any Purchaser.

“Funeral Home” shall mean any borrower under a Funeral Service Loan that is not a party to a franchise agreement with Brooke Franchise Corporation or any of its Affiliates; provided, however, a de minimis amount of borrowers included in this definition may be party to a franchise agreement with Brooke Franchise Corporation.

“Funeral Service Loan” shall mean any Loan made to a borrower that is a Funeral Home.

“GAAP” shall mean generally accepted accounting principles.

“Governing Body” and “Governing Bodies” shall mean the board of directors, board of managers, board of advisors or similar governing or advisory body of the Company and its Subsidiaries.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Indebtedness” shall mean with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred three (3) months or more, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances, surety bonds and guarantees, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under Capital Leases and the present value (discounted at the Federal Funds Rate as in effect on the Closing Date) of future rental payments under synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) all payment obligations (whether contingent or otherwise) in respect of Disqualified Stock and (j) the Obligations.

“Indebtedness for Borrowed Money” of a Person means at any time the sum at such time of (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, whether or not it constitutes a liability on the balance sheet of such Person, (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person, (c) lease obligations of such Person with respect to Capital Leases, (d) all liabilities secured by any Lien on any property owned by such Person, to the extent attached to such Person’s interest in such property, even though such Person has not assumed or become personally liable for the payment thereof, (e) obligations of third parties that are being guarantied or indemnified against by such Person or that are secured by the property of such Person, and (f) any obligations, liabilities or indebtedness, contingent or otherwise, under or in connection with any hedge agreements; but excluding (i) trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and that are not overdue (as determined in accordance with customary trade practices) or that are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP and (ii) PUPA.

“Indenture” shall have the meaning set forth in Section 4.21.

“Insignificant Matters” shall have the meaning set forth in Section 4.13.

“Insignificant Subsidiary” shall mean a Subsidiary (the “Test Subsidiary”) which meets any of the following conditions: (a) the Parent’s and its other Subsidiaries’ (the “Parent Group”) investments and advances to the Test Subsidiary do not exceed ten percent (10%) of the total assets of the Parent and its Subsidiaries on a consolidated basis (the “Consolidated Group”) as of the end of the most recently completed Fiscal Year; or (b) the proportionate share of the Parent Group of the total assets (after intercompany eliminations) of the Test Subsidiary does not exceed ten percent (10%) of the total assets of the Consolidated Group as of the end of the most recently completed Fiscal Year; or (c) the equity of the Parent Group in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Test Subsidiary does not exceed ten percent (10%) of such income of the Consolidated Group for the most recently completed Fiscal Year. For the purposes of the computation of income of the Test Subsidiary as set forth in clause (c), the following criteria shall be applied: (i) if either (x) the Consolidated Group or (y) the Test Subsidiary, but not both, incur a loss, the equity in the income or loss of the Test Subsidiary should be excluded from the income of the Consolidated Group for purposes of the computation; (ii) if the income of the Consolidated Group for the most recent Fiscal Year is at least ten percent (10%) lower than the average income for the last five (5) Fiscal Years, such average income should be substituted for purposes of the computation and any loss years should be omitted for purposes of computing average income; and (iii) where the test involves combined entities, as in the case of determining whether summarized financial data should be presented, entities reporting losses shall not be aggregated with entities reporting income. Notwithstanding the foregoing, as of any date of determination, any Subsidiary of the Parent which shall directly or indirectly contribute to the Company an amount equal to not less than five percent (5%) of either (i) total assets or (ii) total revenue of the Company shall be deemed to be excluded from this definition for so long as the Obligations shall remain outstanding.

“Insignificant Taxes” shall have the meaning set forth in Section 4.9(a).

“Intellectual Property Assets” shall have the meaning set forth in Section 4.11.

“Intercompany Notes” shall have the meaning set forth in Section 7.4.

“Interest Expense” shall mean, for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ended on such date.

“Interest Payment Date” shall have the meaning set forth in Section 3.1(c).

“Interest Period” shall mean, with respect to any Note issued at the Closing, initially the period commencing on the Closing Date and ending on December 30, 2006, and, as applicable thereafter, each period commencing on December 31 and ending on March 30 of each year, commencing on March 31 and ending on June 30 of each year, commencing on July 1 and ending on September 30, and commencing on October 1 and ending on December 30 of each year; provided that no Interest Period shall end after the Maturity Date.

“Interest Rate” shall mean an interest rate per annum equal to twelve percent (12%).

“Investors” shall have the meaning set forth in Section 9.2.

“Issuer” shall have the meaning set forth in Section 4.21.

“JZEP” shall have the meaning set forth in Section 6.12.

“Knowledge of the Company” shall mean the actual knowledge of the Chairman, the Chief Executive Officer, the Chief Financial Officer, the controller or the general counsel of the Company after due inquiry.

“Knowledge of the Representing Parties” shall mean the actual knowledge of the Chairman, the Chief Executive Officer or the Chief Financial Officer of the applicable Representing Party after due inquiry.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, agreements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

“Loans” shall mean commercial loans to insurance agents and agencies, financial services providers, funeral homes and others originated and/or serviced by the Company, including without limitation, all Allstate Loans, Brooke Insurance Loans, Funeral Service Loans, Managing General Agent and Business Development Loans.

“Loan Loss Rate” shall mean, as of any date of determination, the percentage determined by dividing (x) the aggregate amount of charge-offs in respect of Managed Loans by the Company on a consolidated basis divided by (y) the average principal amount of Managed Loans on a trailing twelve (12) month basis.

“Loan Participation” shall mean the sale by the Company to a Participating Lender of all or a portion of the Company’s interest in a Loan pursuant to a Participation Agreement.

“Majority Interest” shall mean the holders of a majority-in-interest of the principal of the outstanding Notes (or the holders of a majority-in-interest of the Warrants based on the shares issuable upon exercise thereon, if no Notes are outstanding or of the shares issuable upon exercise of the Warrants, if no Warrants are outstanding).

“Make-Whole Amount” shall mean the future value on, as applicable, the Maturity Date, discounted to the present value as of the date of prepayment (which date shall be a date after the Closing Date and before a date up to and including the third anniversary of the Closing Date), using the most recently published asked yield to maturity plus fifty (50) basis points, as quoted in the Wall Street Journal for United States Treasury Notes or Bills with a maturity date closest to, as applicable, the Maturity Date, of the product of: (i) the all-in-effective yield, (measured as a percentage per annum), on the Notes and (ii) the quotient of (A) the number of months remaining until, as applicable, the Maturity Date, and (B) twelve (12).

“Manage” or “Management” shall mean to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Materials.

“Managed Loans” shall mean, as of any date of determination, the sum of (i) Participated Loans, plus (ii) Securitized Loans, plus (iii) Loans reflected on the Company’s balance sheet.

“Managing General Agent Loans” shall mean any Loans made to a managing general agent, insurance holding company and/or a Person affiliated with a managing general agent or insurance holding company.

“Mandatory Repurchase Event” shall mean the occurrence of any one of any of the following events: (i) as to the Parent, the occurrence of any one of any of the following events: (a) either of Robert Orr or Leland Orr, directly or indirectly, ceases to own and control 80% of the Capital Stock of the Parent owned thereby on the Closing Date, except as a result of or in connection with death, incapacitation or divorce; (b) any of Michael Lowry, Shawn Lowry and Anita Larson, directly or indirectly, ceases to own and control 80% of the Capital Stock of the Parent owned thereby on the Closing Date except as a result of or in connection with death, incapacitation, divorce, separation of employment, need for proceeds from a sale of Capital Stock for extraordinary purposes, or extenuating circumstances outside such holder’s control; or (c) if Robert Orr, Leland Orr, Michael Lowry, Kyle Garst, Shawn Lowry and Anita Larson collectively ceases to possess the power, directly or indirectly, to direct or cause the direction of the management or policies of the Parent; provided, however, in the event such cessation is the result of the death, incapacitation or divorce of either Robert Orr or Leland Orr then control under this clause (c) shall only be deemed to cease if any Person or “group” (within the meaning of Rule 13d-5 under the Exchange Act) (other than, in each case, the immediate family of Robert Orr or Leland Orr or one or more trusts in which the immediate family of Robert Orr or Leland Orr are beneficiaries and have the right to vote and dispose of the shares of common stock of the Parent) shall beneficially own or control 20% or more of the common stock of the Parent, (ii) Persons who constitute the Parent’s Governing Body on the date hereof cease for any reason other than in the ordinary course, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Governing Body of the Parent, (iii) except as set forth in clauses (v) and (vi) below, the Parent ceases to own and control, directly or indirectly, eighty percent (80.0%) of the Capital Stock of the Company owned thereby on the Closing Date, (iv) the Parent fails to own at any time directly or indirectly (x) one hundred percent (100%) of the membership interests in Brooke Agency Services Company LLC or (y) seventy five percent (75%) of the Capital Stock of Brooke Franchise Corporation or ceases to possess the power to direct or cause the direction of the management or policies of Brooke Franchise Corporation, (v) prior to the consummation of a Qualified Public Offering, the Parent ceases to own and control, directly or indirectly, at least fifty-one percent (51%) of the Capital Stock the Company or ceases to possess the power to direct or cause the direction of the management or policies of the Company, (vi) after the consummation of a Qualified Public Offering, the Parent ceases to own and control, directly or indirectly, at least forty percent (40%) of the Capital Stock the Company or any Person or “group” within the meaning of Rule 13d-5 under the Exchange Act shall own a greater percentage of the Capital Stock of the Company than the Parent owns or controls, (vii) Persons who constitute the Company’s Governing Body on the date hereof cease for any reason other than in the ordinary course, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Governing Body of the Company, (viii) the Company fails to own at any time one hundred percent (100%) of the Capital Stock of any Subsidiary thereof that during any of the four fiscal quarters ending immediately prior to the divestiture of such Capital Stock contributed more than 5% to the Company’s consolidated net income or held more than 5% of the Company’s consolidated assets (for purposes of this paragraph, each a “Material Subsidiary”), (ix) the Company fails to own at any time one hundred percent (100%) of the Capital Stock of any SPE, (x) the Governing Body of the Company, shall approve (A) any consolidation or merger of the Company or any Material Subsidiary where the surviving entity is not the Company or such Material Subsidiary, as applicable, (B) any sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, and (C) any plan or proposal for the liquidation or dissolution of the Company or any Subsidiary, as applicable, or (xi) in one or more transactions, any Person (or such Person and its Affiliates) acquires the ability to elect a majority of the Governing Body of the Company.

“Marketable Securities” shall mean any voting common stock of a corporation as to which the sales prices or bid and ask prices are currently available on the New York Stock Exchange or NASDAQ National Market that (i) has a market capitalization in excess of $100,000,000, (ii) has had a share trading price of not less than $10.00 per share for the last 12 months, and (iii) has had an average daily trading volume for the last 12 months of not less than 50,000 shares, and which securities are not subject to any restriction on the disposition thereof under the terms of any agreement or any law, regulation or policy of any state, and which equity securities can be immediately sold to the general public without the necessity of any Federal, state or local government consent, approval or filing and without violation of any Federal or state securities laws.

“Material Adverse Effect” shall mean the effect of any event or condition which, alone or when taken together with other events or conditions previously occurring, or existing concurrently therewith (a) has or would reasonably be expected to have a material adverse effect upon the business operations, prospects, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, whether immediately or over the term of the Notes, (b) has or would reasonably be expected to have a material adverse effect upon the validity or enforceability of the Purchaser Documents, (c) impairs in any material manner the ability of the Company or any of its Subsidiaries to perform their respective obligations under the Purchaser Documents to which they are parties, (d) impairs, in any material respect, the Purchasers’ Collateral or the priority of the Purchasers’ priority of Liens on the Collateral, or (e) impairs in any material manner the ability of the Purchasers to enforce a covenant or agreement or collect the obligations of the Company or any of its Subsidiaries under the Purchaser Documents.

“Material Indebtedness” shall have the meaning set forth in Section 8.1(k).

“Material Subsidiary” shall mean all Subsidiaries of the Parent and the Company except for any Insignificant Subsidiary or any SPE.

“Maturity Date” shall have the meaning set forth in Section 2.1(a).

“Maximum Accrual” shall have the meaning set forth in Section 3.1(f).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or Section 3(37) of ERISA.

“Net Cash Proceeds” shall mean, with respect to the sale, lease, transfer or disposition of any asset, the aggregate amount of cash received after deducting therefrom (a) reasonable and customary brokerage commissions, legal fees, finder’s fees and other similar out of pocket costs, (b) the amount of taxes payable in connection with such transaction, and (c) the amount of Indebtedness secured by a Lien on such asset which is required to be paid upon disposition.

“Non-Recourse Indebtedness” shall mean, the sum of (a) PUPA, plus (b) all obligations under the Warehouse Line of Credit that are not Indebtedness for Borrowed Money, plus (c) the aggregate amount of all liabilities in respect of Participated Loans other than PUPA, plus (d) the amount of all Securitized Loans, plus (e) any other Indebtedness of an SPE to the extent that (i) neither the Company nor any Subsidiary (A) provides any credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is not directly liable as a guarantor or otherwise or (C) does not constitute the lender, less (f) the aggregate amount of the residual interests, retained by the Company in all SPEs in connection with Securitizations.

“Note” shall have the meaning given thereto in the first paragraph of this Agreement. The Notes shall be in the form of Exhibit C hereto.

“Noteholders” shall have the meaning set forth in Section 4.21.

“O/C Lender” shall mean the lender under the O/C Line.

“O/C Line” shall mean that certain revolving line of credit between the Company and the O/C Lender, for the advancement of O/C Loans, the proceeds of which are used to finance the origination of new Loans by the Company.

“O/C Line of Credit Intercreditor Agreement” shall have the meaning as set forth in the Security Agreement.

“O/C Loans” shall mean certain amounts advanced under the O/C Line, which amounts are secured by a first-priority security interest in favor of the O/C Lender in (a) the membership interests of Brook Securitization Company V, LLC and Brooke Securitization Company 2006-1, LLC, (b) the related Deposit Account of the Company to which distributions from the SPEs related to each existing Securitization are deposited, and (c) the subordinated note dated as of November 14, 2003 from Brooke Captive Credit Company 2003, LLC payable to the Company; the terms and conditions of which loans, together with all related loan documentation, shall be reasonably acceptable in form and substance to the Purchasers; provided that it is understood that such documentation shall not include any of the following terms: (1) any prepayment or early termination fees; (2) any Liens other than Liens permitted by the O/C Line of Credit Intercreditor Agreement, (3) any restrictions on payment of principal, interest or other amounts due in respect of the Notes (other than restrictions on applying collateral (or proceeds of collateral) received in connection with a lien enforcement action in connection with the O/C Line of Credit Intercreditor Agreement); (4) any ability to incur O/C Loans in excess of the lesser of (a) $17,000,000 and (b) sixty percent (60%) of the value of the equity that is pledged as collateral under the O/C Line; (5) any financial covenants that are more restrictive than the covenants set forth in this Agreement other than a covenant to maintain shareholders equity of no less than $40,000,000; (6) any guarantees or other credit support by Brooke Corporation or any of its subsidiaries (unless a similar guarantee or credit support has been offered in respect of the Notes); or (7) any requirements to amortize principal of such loans (other than to the extent that a repayment of loans is required to ensure compliance with the underlying borrowing base formula for the O/C Line).

“Obligations” shall mean all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any the Company and any its Subsidiaries to the Purchasers, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement or any of the other Purchaser Documents. This term includes all principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Company or any of its Subsidiaries, whether or not allowed in such proceeding), Fees, charges, expenses, attorneys’ fees and any other sum chargeable to the Company and any of its Subsidiaries under this Agreement or any of the other Purchaser Documents. For the avoidance of doubt, all payment obligations arising under the Warrants or the Securityholders Agreement shall be excluded from the definition of “Obligations.”

“Observers” shall have the meaning set forth in Section 6.12.

“Optional Redemption Amount” shall have the meaning set forth in Section 3.1(a).

“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall have the meaning set forth in Section 2.6(b).

“Over-Collateralization Loan Facilities” shall mean those certain term loans to be entered into between the Company and a bona fide third party financial institution in connection with a Securitization consummated after the Closing Date for the purpose of financing a portion of the difference between the (x) the initial aggregate balance of the Loans sold to the related SPE, as an issuer, for purposes of such Securitization and (y) the actual balance of the Securitized Notes issued by the trustee on behalf of such SPE, as an issuer, pursuant to the such Securitization, the terms and conditions of each of which loans, together with all related loan documentation , the terms and conditions of which loans, together with all related loan documentation, shall be reasonably acceptable in form and substance to the Purchasers; provided that it is understood that such documentation shall not include any of the following terms: (1) any prepayment or early termination fees; (2) any Liens securing such loans other than Liens on the Over-Collateralization Loan Facility Collateral; (3) any restrictions on payment of principal, interest or other amounts due in respect of the Notes (other than restrictions on applying collateral (or proceeds of collateral) received in connection with a lien enforcement action); (4) any financial covenants that are more restrictive than the covenants set forth in this Agreement other than a covenant to maintain shareholders equity of no less than $40,000,000; (5) any guarantees or other credit support by Brooke Corporation or any of its subsidiaries (unless a similar guarantee or credit support has been offered in respect of the Notes); and (6) any requirements to amortize principal of such loans (other than as and to the extent principal, interest and other amounts are received in respect of the underlying loans in the Securitization).

“Over-Collateralization Loan Facility Collateral” shall mean, in connection with an Over-Collateralization Loan Facility, a first priority security interest granted by the Company to the related Over-Collateralization Loan Facility Lender in (i) the membership interests of the SPE with respect to the Securitization related to such Over-Collateralization Loan Facility and (ii) the related membership distribution deposit account in the name of the Company.

“Over-Collateralization Loan Facility Intercreditor Agreement” shall mean an intercreditor agreement to be entered into by the Company, the Collateral Agent and the Over-Collateralization Loan Facility Lender for any such Over-Collateralization Loan Facility, which agreement shall be reasonably acceptable to the Purchasers, and shall be in substantially the same form as the O/C Line of Credit Intercreditor Agreement annexed as Exhibit A to the Security Agreement with the exception that the collateral as set forth therein shall be limited to Over-Collateralization Loan Facility Collateral.

“Over-Collateralization Loan Facility Lender” shall mean the lender with respect to each Over-Collateralization Loan Facility.

“Participated Loans” shall mean Loans of which all or a portion of the interest of the Company in such Loan shall have been sold to a Participating Lender and which the Company continues to manage.

“Participating Lender” shall mean any Person that purchases Loans from the Company from time to time pursuant to a Participation Agreement.

“Participation Agreement” shall mean a participation agreement between the Company and any Participating Lender with respect to the purchase by such Participating Lender of all or a portion of the Company’s interest in a Loan.

“Parent” shall mean Brooke Corporation, a Kansas corporation.

“Parent Indebtedness” shall have the meaning set forth in Section 5.1(a)(xxv).

“Parent Investment” shall have the meaning set forth in Section 5.1(a)(xxv).

“Parent Promissory Note” shall have the meaning set forth in Section 5.1(a)(xxvi).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean any Plan which is subject to the provisions of Title IV of ERISA.

“Permitted Lien” shall mean a Lien permitted by Section 7.1.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, limited liability company, association, corporation, institution, entity, party, or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA and which is maintained or contributed to (or required to be contributed to) by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which the Company or any of its Subsidiaries has any liability.

“Post-Closing Letter” shall have the meaning set forth in Section 5.1(a)xxxvii.

“Prepayment Rate” shall mean, as of any date of determination, the percentage determined by dividing (x) the aggregate principal amount of Managed Loans paid exceeding the scheduled principal payment during the most recently completed twelve (12) month period by (y) the average principal amount of Managed Loans outstanding during the most recently completed twelve (12) month period.

“Prime Rate” shall mean a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the “Prime Rate” of interest as published daily in the Wall Street Journal in the section thereof entitled “Money Rates”; provided, however, if the Wall Street Journal shall no longer publish or make available such daily quotation of the “Prime Rate”, then the Purchasers may determine the “Prime Rate” in accordance with any other nationally-recognized financial publication or financial institution which provides a daily quotation of the “Prime Rate”; or

(b) one-half of one percent per annum above the Federal Funds Rate.

“Projections” shall mean the Company’s forecasted consolidated: (a) balance sheets; (b) profit and loss statements (which shall report revenue by line of business); (c) cash flow statements; and (d) capitalization statements, all prepared generally in accordance with GAAP other than certain calculations in the Projections that which when simplified for modeling purposes do not materially impact the results of the Projections; copies of which are attached to Schedule 4.5, together with appropriate supporting details and a statement of underlying assumptions.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PUPA” shall mean, as of any date of determination, payments consisting of amounts of principal, accrued interest (which is either past due or is not accrued in the ordinary course) and fees (which are either past due or are not earned in the ordinary course) due and owing to a Participating Lender pursuant to a Participation Agreement; provided, that, the sale of the Loan under such Participation Agreement does not meet the criteria of a “true sale” under GAAP.

“Purchase Money Indebtedness” shall mean and include (i) Indebtedness (other than the Senior Debt) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Senior Debt) incurred at the time of or within ten (10) days prior to or after the acquisition of any Loans for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time; provided, however, that in each such case such Indebtedness is not in excess of the purchase price of the fixed assets acquired, and is secured solely, if at all, by a Purchase Money Lien.

“Purchase Money Lien” shall mean a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

“Purchaser Documents” shall mean, collectively, this Agreement, the Notes, the Warrants, the Security Documents, the Subsidiary Guaranty, and any other agreement, document or certificate relating to any thereof, including amendments thereto, and any other document entered into between the Purchasers and the Company.

“Purchasers” shall mean any holders from time to time of any of the Notes, Warrants or Warrant Shares.

“Qualified Public Offering” means a public offering of shares of Common Stock by the Company the aggregate gross proceeds of which attributable to sales for the account of the Company, when combined with the gross proceeds attributable to sales for the account of the Company from all previous public offerings of shares of Common Stock by the Company, if any, exceed $50 million in the aggregate, and the shares of common stock in such offerings are listed for trading on either the New York Stock Exchange or the NASDAQ Global Market.

“Reimbursable Taxes” shall have the meaning set forth in Section 2.6(a).

“Release” shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment, as “environment” is defined in CERCLA.

“Reportable Event” shall mean any “reportable event” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan as to which the PBGC has not by regulation waived the requirement that it be notified within 30 days of the occurrence of such an event.

“Representing Parties” shall mean collectively, the Parent, the Company and each of their respective Material Subsidiaries; provided, however, each of Brooke Franchise Corporation, Brooke Agency Services Company, LLC, Brooke Brokerage Corporation and CJD & Associates, LLC shall be deemed to be Representing Parties for so long as the Obligations shall remain outstanding.

“Requirements of Law” shall mean, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Respond” or “Response” shall mean any action taken pursuant to Environmental Laws to correct, remove, remediate, clean up, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Material.

“Sale and Servicing Agreement” shall have the meaning set forth in Section 4.21.

“SEC Reports” shall mean the Parent’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 11, 2006, as may be amended from time to time, and all Forms 10-K, 10-Q, 8-K and proxy statements and any amendments thereto or financial reports included therein, that Parent files with the Securities and Exchange Commission from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities and Exchange Commission” shall mean the Securities and Exchange Commission as established by the Securities Act.

“Security Agreement” shall mean the security agreement dated as of the date hereof, between the Company, and each of its Subsidiaries party to the Subsidiary Guaranty and the Collateral Agent, whereby the Company and each aforementioned Subsidiary shall grant a security interest in the Collateral to the Collateral Agent to secure the Obligations, as the same may be hereafter amended, modified or supplemented, or otherwise joined by Subsidiaries hereafter formed, pursuant to a joinder agreement satisfactory to the Purchasers.

“Securitization Documents” shall have the meaning set forth in Section 4.21.

“Securitization” shall mean a transaction undertaken by the Company or any of its Affiliates involving the direct or indirect sale or other conveyance of loans originated by the Company to a Person that shall privately or publicly sell securities (including, without limitation, notes and pass-through certificates) backed by such loans to third-party investors.

“Securitization Transaction” shall mean a transaction entered into in the ordinary course of business in which the Company sells certain Loans to an SPE for proceeds received by such SPE, in connection with a Securitization, from a Trustee.

“Securitized Loans” shall have the meaning set forth in Section 4.21.

“Securitized Notes” shall have the meaning set forth in Section 4.21.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Blocked Account Agreements, the Irrevocable Instruction Letters (as defined in the Security Agreement) the UCC financing statements, agreements related to the creation and perfection of Liens on the Collateral, and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

“Seller” shall have the meaning set forth in Section 4.21.

“Senior Credit Agreement” shall mean individually or collectively, as the case may be, each of the following (i) the Credit and Security Agreement among Brooke Credit Funding, LLC, as borrower, Brooke Credit Corporation, as Seller and Subservicer, Brooke Corporation, as Master Agent Servicer and Performance Guarantor, Autobahn Funding Company LLC, as the lender and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as the Agent dated as of August 27, 2004, (ii) the Receivables Financing Agreement dated as of September 15, 2006, among Brooke Warehouse Funding, LLC, as Borrower, Brooke Credit Corporation, as Seller and Subservicer, and Fifth Third Bank, as Lender, (iii) the Credit Facility Agreement dated as of February 23, 2006, among Brooke Canada Funding, Inc, as Borrower, Brooke Credit Corporation, as Guarantor, Brooke Corporation, as Guarantor and Fifth Third Bank, as Lender, (iv) the Business Loan Agreement dated as of March 24, 2006, between Brooke Credit Corporation as Borrower and Great American Bank, as Lender, (v) the Business Loan Agreement dated as of March 24, 2006, between Brooke Credit Corporation as Borrower and Enterprise Bank & Trust, as Lender, (vi) the Loan and Security Agreement dated as of October 29, 2004 between Brooke Credit Corporation as Borrower and Valley View State Bank, as Lender, (vii) the O/C Line, and (viii) the Over-Collateralization Loan Facilities, each as may be further amended from time to time, or any replacement Senior Credit Agreement in any refinancing permitted pursuant to Section 7.7.

“Senior Debt” shall mean any principal and interest owed under the Senior Debt Documents.

“Senior Debt Documents” shall mean (i) the Senior Credit Agreement, the promissory notes delivered thereunder and the other documents delivered pursuant thereto or in connection therewith, or (ii) any replacement senior debt documents relating to any refinancing permitted pursuant to Section 7.7.

“Senior Lenders” shall mean (i) the lenders party to the Senior Credit Agreement from time to time, or (ii) any replacement senior lender(s) in any refinancing permitted pursuant to Section 7.7.

“Senior Obligations” means each and every debt, liability and obligation of every type and description which the Company or any of its Subsidiaries may now or at any time hereafter owe to the Senior Lenders in connection with the Senior Debt Documents, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Senior Lenders alone or in a transaction involving other creditors of the Company or its Subsidiaries, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all Indebtedness of the Company and any Subsidiary arising under any Senior Debt Document or otherwise, whether now in effect or hereafter entered into as permitted pursuant to Section 7.7.

“Servicer” shall have the meaning set forth in Section 4.21.

“Servicer Reports” shall have the meaning set forth in Section 6.2.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and Pension Plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

“SPE” shall mean any direct or indirect Subsidiary of the Company formed as a bankruptcy remote entity for the single purpose of holding Loans (i) subject to a collateral pledge to a Warehouse Line of Credit or (ii) in connection with a Securitization, and which, in each case, shall be prohibited by its Organizational Documents guarantying the debt of any Person including the Company.

“Standstill Period” shall mean a period of time under a subordination agreement entered into between the Purchasers and any holder of Subordinated Indebtedness during which any holder thereof shall not be permitted to exercise any remedy or take any action against the Company or its assets after the occurrence and during the continuance of a default or an event of default under the Subordinated Debt Documents.

“Structuring Fee” shall have the meaning set forth in Section 5.1(xii).

“Subservicer” shall have the meaning set forth in Section 4.21.

“Subservicing Agreement” shall have the meaning set forth in Section 4.21.

“Subsidiary Guaranty” shall mean any guaranty hereafter executed in favor of the Purchasers by any Subsidiary pursuant to Section 6.14 hereof in form and substance acceptable to the Purchasers.

“Subsidiary” shall mean, with respect to any Person: either (i)(a) any corporation of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person or (b) any corporation the Capital Stock of which having more than fifty percent (50%) of the aggregate fair market value of all of such corporation’s outstanding Capital Stock is at the time directly or indirectly owned by such Person; or (ii) any partnership, limited liability company or joint venture or other entity of which more than fifty percent (50%) of the outstanding equity interests or voting rights are at the time directly or indirectly owned by such Person; provided, however, for the avoidance of doubt, an SPE shall not be deemed a Subsidiary for purposes of this definition. For purposes of this Agreement, references to “Subsidiary” or “Subsidiaries” shall specifically include any Subsidiary of the Company created after the date hereof which is permitted pursuant to the provisions of Section 6.14 hereof.

“Subordinated Debt Documents” means, all instruments, agreements and other documents executed and delivered by the Company in connection with any Subordinated Indebtedness.

“Subordinated Indebtedness” means any Indebtedness of the Company incurred after the Closing Date that (i) by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Notes and to the other Obligations of the Company in form and substance reasonably satisfactory to the Purchasers, (ii) matures in its entirety later than the Notes, (iii) by its terms requires no payments or prepayments of principal and is not subject to mandatory repurchase or redemption prior to the date which is 180 days after the Maturity Date, (iv) does not contain any affirmative or negative covenants or events of default which are less favorable to the Company than those set forth in this Agreement, and (v) is not guaranteed by the Company or any of its Subsidiaries unless the obligations thereof under such guarantee are unsecured and are made subordinate and junior in right of payment to the Notes and to the other Obligations of the Company in form and substance reasonably satisfactory to the Purchasers.

“Tax Returns” shall have the meaning set forth in Section 4.9(c).

“Taxes” shall have the meaning set forth in Section 4.9(a).

“Testing Date” shall have the meaning set forth in Section 3.1(f).

“Total Indebtedness” shall mean, as of any fiscal period, an amount equal to the sum of (a) Indebtedness for Borrowed Money, plus (b) Non-Recourse Indebtedness.

“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (x) Total Indebtedness (less the aggregate amount of unrestricted cash on the balance sheet, but, plus any amounts of accounts payable that are past due) to (y) EBIT.

“Transaction Documents” shall mean, collectively, (i) the Purchaser Documents and (ii) all other agreements, instruments and documents executed and/or delivered in connection therewith, as each of the same has been or may hereafter be, amended, modified or supplemented from time to time with the consent of the Purchasers.

“Transaction Expenses” shall mean the Fees required to be paid on the Closing Date in the respective amounts specified in Section 5.1(a)(xi), including but not limited to all reasonable out-of-pocket fees (including legal fees, audit fees, search fees, filing fees and documentation fees), costs and expenses of the Closing presented to the Company by the Purchasers as of the Closing Date.

“Transactions” shall mean all transactions contemplated by the Purchaser Documents.

“Treasury Regulations” shall mean any regulations promulgated by the Internal Revenue Service interpreting the provisions of the Code.

“Trustee” shall have the meaning set forth in Section 4.21.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Purchasers’ security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“VCOC Letter” shall have the meaning set forth in Section 5.1(a)(xxiii).

“Warehouse Line of Credit” shall mean collectively each existing warehouse line of credit as evidenced by the Senior Credit Agreement and the Senior Debt Documents.

“Warehouse Loan” shall mean a Loan which is pledged to the lender providing the Warehouse Line of Credit pursuant to the terms thereof.

“Warrants” shall mean the Warrants dated as of the date hereof among the Company and the Purchasers, as the same may be amended, modified or supplemented, and shall be in the form of Exhibit D hereto.

“Warrant Shares” shall mean the Company’s Common Stock issuable or issued upon exercise of the Warrants, and shall also include any securities issued in replacement thereof, as a dividend or distribution thereon, or any stock, equity interest, securities or assets issued in the case of any reorganization, reclassification, consolidation, merger or sale of assets of the character referred to in Section 9.1 of the Warrants.

(b) As used herein, in the other Purchaser Documents, and in any certificate, report or other document made or delivered pursuant hereto or thereto, unless otherwise defined herein accounting terms shall have the respective meanings given to them under GAAP.

(c) The words “hereof,” “herein,” “hereunder” and “hereto” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Schedule and Exhibit references contained in this Agreement are references to Sections, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

(d) The meanings given to the terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) References herein to the Purchasers’ “approval,” “discretion” or “judgment” shall mean the Purchasers’ sole and absolute discretion or judgment, exercisable without reference to any external standard, or approval by the Purchasers in such sole and absolute discretion or judgment.

EXHIBIT C

TO NOTE AND WARRANT PURCHASE AGREEMENT

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

BROOKE CREDIT CORPORATION

Senior Secured Note

$	October 31, 2006

FOR VALUE RECEIVED, the undersigned, Brooke Credit Corporation, a Kansas corporation (the “Company”), hereby unconditionally promises to pay to the order of [                    ] (together with any successors and/or assigns, the “Purchaser”), in lawful money of the United States of America and in immediately available funds, the principal amount of [                                                             ] DOLLARS ($[                    ]), with interest thereon from time to time as provided herein, on April 30, 2013; provided, that such final installment shall in any event be in an amount equal to all remaining principal of and accrued but unpaid interest (and any unpaid penalties, fees or other Costs and Expenses) on this Note.

The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof at the rates per annum and on the dates specified in Sections 3.1(c) and (d) of the Purchase Agreement (as hereinafter defined) until paid in full.

All payments hereunder shall be made for the account of the Purchaser at its office located at [                    ], or to such other address as the Purchaser may designate in accordance with the terms of the Purchase Agreement.

If any principal of or interest on this Note is not paid when due or there exists an Event of Default under the Purchase Agreement, certain additional interest may be payable on this Note in accordance with the provisions of Section 3.1(d) of the Purchase Agreement.

This Note is one of the Senior Secured Notes issued by the Company pursuant to and subject to the terms of a certain Note and Warrant Purchase Agreement dated as of the date hereof among the Company and the original Purchasers listed on Exhibit A thereto (the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

Reference is made to the Purchase Agreement for a description of the agreements of the parties, the circumstances under which the maturity of this Note may be accelerated, and the obligations of the Company to pay the costs of enforcement of this Note (including reasonable fees and expenses of counsel) incurred by or on behalf of the holder of this Note. In the event that this Note becomes or is declared due and payable prior to its stated maturity, this Note shall become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

The Company has the right under certain circumstances and the obligation under certain other circumstances to prepay this Note in whole or in part, and is obligated to make certain mandatory prepayments on this Note, in each case as provided in the Purchase Agreement.

This Note is secured by and entitled to the benefit of the Security Documents and reference is hereby made to the Purchase Agreement and such Security Documents for a description of the properties mortgaged, pledged and assigned, the nature and extent of the Collateral and the rights of the parties to the Security Documents in respect of such Collateral.

This Note is to be construed and interpreted in accordance with and governed by the internal laws of the State of New York.

BROOKE CREDIT CORPORATION

By:
Name:
Title: